Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of
MAY 17, 2013
by and among
SOLARWINDS WORLDWIDE, LLC,
NORTH ACQUISITION CORP.,
N-ABLE TECHNOLOGIES INTERNATIONAL, INC.,
THE EQUITY HOLDER REPRESENTATIVES
and
U.S. BANK, NATIONAL ASSOCIATION
(With Respect to Article VII Only)

4.6	Absence of Certain Changes or Events	31
4.7	Litigation	31
4.8	Governmental Authorization	31
4.9	Title to Property; Assets	32
4.10	Intellectual Property Rights	32
4.11	Taxes	38
4.12	Employee Benefit Plans	42
4.13	Agreements, Contracts and Commitments	44
4.14	Transactions with Affiliates	44
4.15	Environmental Matters	45
4.16	Customers and Suppliers	45
4.17	Warranties; Defects; Liabilities	45
4.18	Employee Matters	46
4.19	Complete Copies of Materials	48
4.20	Bankruptcy; Insolvency	48
4.21	Brokers or Finders	48
4.22	No Restrictions	48
4.23	Insurance	49
4.24	Bank Accounts	49
4.25	Powers of Attorney	49
4.26	No Unusual Transactions	49
4.27	Representations Complete	51
4.28	No Other Representations or Warranties	51

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SOLARWINDS	51
5.1	Corporate Organization, Standing and Power	51
5.2	Authority	52
5.3	Litigation	52
5.4	Sufficiency of Funds	52
5.5	Brokers or Finders	52

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TABLE OF CONTENTS
(Continued)
Page

ARTICLE VI	COVENANTS	53
6.1	Normal Course	53
6.2	Conduct of Business	53
6.3	Exclusivity	55
6.4	Employment; Corporation Plans	55
6.5	Access to Books and Records Following the Closing	56
6.6	Certain Tax Matters	56
6.7	Spreadsheet	60
6.8	Director and Officer Liability	60
6.9	Further Assurances	61
ARTICLE VII	ESCROW AND INDEMNIFICATION	61
7.1	Survival of Representations, Warranties and Covenants	61
7.2	Indemnification	62
7.3	Limitations on Indemnification Obligations	63
7.4	Escrow	64
7.5	Notices; Payment of Damages	65
7.6	Tax Adjustments	67
7.7	Third Party Claims	67
7.8	Exclusive Remedy	69
7.9	Exercise of Remedies by Indemnified Parties Other than SolarWinds	69
7.10	Escrow Agent's Duties	69
ARTICLE VIII	TERMINATION	71
8.1	Termination	71
8.2	Procedure for Termination	72
8.3	Effect of Termination	72
ARTICLE IX	GENERAL PROVISIONS	72
9.1	Notices	72
9.2	Interpretation	75
9.3	Entire Agreement; No Third Party Beneficiaries	75

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TABLE OF CONTENTS
(Continued)
Page

9.4	Severability	75
9.5	Remedies Cumulative	76
9.6	Governing Law; Jurisdiction	76
9.7	Waiver of Jury Trial	76
9.8	Assignability	76
9.9	Rules of Construction	76
9.10	Fees	76
9.11	Counterparts	77
9.12	Telecopy Execution and Delivery	77
9.13	Amendments and Waivers	77
9.14	Transaction Expenses	77
9.15	Public Announcements	77
9.16	USA Patriot Act Compliance	78

SCHEDULES
Schedule 1.1(kk)    Key Employees
Schedule 1.1(ll)    Key Executives
Schedule 1.1(eee)    Principal Stockholders
EXHIBITS
Exhibit A        Principal Stockholder Written Consent
Exhibit B        Form of Employee Proprietary Information Agreement
Exhibit C        Form of Paying Agent Agreement
Exhibit D         Form of Certificate of Merger
Exhibit E        Directors and Officers of Surviving Corporation
Exhibit F        Form of Key Executive Non-competition Agreement
Exhibit G-1        Form of Opinion of Fenwick & West LLP, Counsel to N-able US

Exhibit G-2	Form of Opinion of Fasken Martineau DuMoulin LLP, Counsel to N-able Canada
Exhibit H        Form of Tax Certificate
Exhibit I        Form of Option Cancellation Agreement
Exhibit J        Form of Warrant Cancellation Agreement
Exhibit K        Form of Letter of Transmittal
Exhibit L        N-able Disclosure Schedule
Exhibit M        U.S. Bank, National Association, Money Market Account
Exhibit N        Escrow Agent Fee Schedule

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (including the N-able Disclosure Schedule, this “Agreement”) is entered into as of May 17, 2013 by and among (a) SolarWinds Worldwide, LLC, a Delaware limited liability company (“SolarWinds”); (b) North Acquisition Corp., a Delaware corporation (the “Merger Sub”) and a wholly-owned subsidiary of SolarWinds; (c) N-able Technologies International, Inc., a Delaware corporation (“N-able US”); (d) Gavin Garbutt and David Cusimano, in their capacity as joint Equity Holder Representatives (as defined in Section 3.11(a)); and (e) solely for purposes of Article VII hereof, U.S. Bank, National Association (the “Escrow Agent”). SolarWinds, N-able US, the Equity Holder Representatives and the Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS: SolarWinds is the owner and holder of all of the issued and outstanding shares of the Merger Sub.
WHEREAS: SolarWinds desires, pursuant to the terms and subject to the conditions set forth herein, to (i) acquire all of the outstanding shares of Capital Stock of N-able US (the “Shares”) by means of a merger of the Merger Sub with and into N-able US (the “Merger”), and (ii) as a result of the acquisition of the Shares, indirectly acquire N-able Technologies Inc., an Ontario corporation (“N-able Canada”) which is contemplated to be, upon the Effective Time, wholly owned by N-able US and MSPdirect Inc., an Ontario corporation (“N-able Direct”) and collectively with N-able US and N-able Canada, “N-able”) which is wholly owned by N-able Canada.
WHEREAS: N-able US and the Merger Sub desire the same, upon the terms and subject to the conditions of this Agreement.
WHEREAS: Pursuant to the Merger, N-able US will be the surviving corporation of the merger and the Merger Sub will be the merged or disappearing corporation and shall cease to legally exist in accordance with the Delaware General Corporation Law (the “DGCL”).
WHEREAS: The Board of Directors of N-able US has determined that the Merger is in the best interests of N-able and the stockholders of N-able US (the “Stockholders”) and approved this Agreement in accordance with the DGCL (the “Board Approval”).
WHEREAS: The Principal Stockholders of N-able US have executed an irrevocable written consent approving the Merger and approving, adopting and authorizing in all respects this Agreement, in the form attached hereto as Exhibit A.
WHEREAS: The Boards of Directors of SolarWinds and the Merger Sub, as well as SolarWinds as the sole stockholder of the Merger Sub, have each approved the Merger and the Contemplated Transactions.

NOW, THEREFORE: In consideration of the foregoing premises and the representations, warranties and mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions.
For purposes of this Agreement, the term:
(a)    “Accounts Receivable” means all of N-able’s rights to receive payments for products or services sold or provided by N-able to its clients or customers prior to the close of business on the Closing Date, whether billed or unbilled as of the Closing Date and the full benefit of all security for such accounts or rights to payment, including, but not limited to, all accounts receivable, notes receivable and other receivables (including unbilled receivables).
(b)    “Acquisition Transaction” means any transaction or series of transactions involving: (i) the direct or indirect sale, lease, license, exchange, transfer or disposition of all or substantially all of the assets of N-able taken as a whole; or (ii) any merger, consolidation, business combination, share exchange or purchase, reorganization or similar transaction involving N-able, other than in connection with the redemption described in Section 3.4(b)(viii) or otherwise in furtherance of the Contemplated Transactions.
(c)    “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
(d)    “ASPE” means the Canadian Accounting Standards for Private Enterprises as in effect at any specified time.
(e)    “Business” means the business of N-able as currently conducted, consisting of the development, marketing and sale of IT remote monitoring management and automation software.
(f)    “Business Day” means a day except a Saturday, Sunday or other day on which banks in the United States or in Ontario, Canada are authorized or required by Law to be closed.
(g)    “Capital Stock” of any Person means any and all shares of, conversion and other rights to purchase, including warrants or options (whether or not currently exercisable), and participations or other equivalents of or interests in (however designated), the equity

(including, without limitation, common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.
(h)    “Closing Cash Consideration” means (i) $120,000,000 in cash (ii) plus the amount by which the Estimated Working Capital Amount exceeds zero or minus the amount by which the Estimated Working Capital Amount is less than zero, (iii) minus the Escrow Cash, (iv) minus the Expense Escrow Cash and (v) minus the N-able Equity Holders’ share of the Escrow Agent’s fees payable in accordance with Section 7.10(j) and Exhibit N hereto.
(i)    “Closing Working Capital Amount” means, as of immediately prior to the Closing, (i) N-able’s current assets minus (ii) N-able’s current liabilities, each as set forth on the Closing Balance Sheet and as determined in accordance with ASPE (other than in respect of N-able’s unbilled Accounts Receivable which cannot be determined in accordance with ASPE); provided that, for the avoidance of doubt, N-able’s current assets shall be inclusive of N-able’s unbilled Accounts Receivable for purposes of determining the Closing Working Capital Amount.
(j)    “Code” means the Internal Revenue Code of 1986, as amended.
(k)    “Common Equivalents” means the sum of (A) the number of shares of N-able US Common Stock, plus (B) the Deemed Converted Shares, plus (C) the number of shares of N-able US Common Stock issuable upon the exercise of Options, plus (D) the number of shares of N-able US Common Stock issuable upon the exercise of Warrants, in each case outstanding immediately prior to the Effective Time.
(l)    “Common Per Share Amount” means the Common Share Amount divided by the number of Common Equivalents.
(m)    “Common Share Amount” means the (i) the Closing Cash Consideration, plus (ii) the aggregate exercise price of the Options, plus (iii) the aggregate exercise price of the Warrants.
(n)    “Continuing Employee” means an N-able employee who will receive an offer of employment by SolarWinds or its Affiliates, or continue under such employees’ current employment terms with N-able.
(o)    “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or legally enforceable commitment (whether written or oral).
(p)    “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any bankruptcy Law.
(q)    “Deemed Converted Shares” means the number of shares of N-able US Common Stock that would be held by holders of Series E Shares if, and assuming that, all Series E Shares had been converted into N-able US Common Stock prior to the Effective Time.

(r)    “Dissenting Stockholder” means a holder of Shares, if any, who has perfected its appraisal rights in connection with the Merger in accordance with the DGCL.
(s)    “Dissenting Stockholders’ Amount” means the Common Per Share Amount multiplied by the number of Dissenting Shares, if any.
(t)    “Employee and Consulting Contracts” means employee invention assignment agreements and consulting agreements entered into by N-able in the ordinary course of business with its employees and consultants.
(u)    “Employee Proprietary Information Agreement” means the agreement set forth as Exhibit B hereto, which includes, without limitation, non-competition and non-solicitation provisions.
(v)    “Employment Agreement” means the employment agreement between SolarWinds and certain Key Employees of N-able.
(w)    “Encumbrances” means any priority, lien, pledge, hypothecation, claim, charge, mortgage, security interest, encumbrance, prior assignment, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
(x)    “End User Licenses” shall mean licenses to N-able’s software products in executable code form granted by N-able to end users in the ordinary course of business, including but not limited to click-through licenses, terms of use or service, and beta or evaluation agreements.
(y)    “Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof and as of the Closing Date.
(z)    “Environmental Permit” means any permit, approval, identification number, license or other authorization obtained by N-able or any subsidiary as required under or issued pursuant to any applicable Environmental Law.
(aa)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(bb)    “ERISA Affiliate” shall mean any Person at any relevant time considered a single employer under Code Section 414 with N-able or any subsidiary; or any member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes N-able or any subsidiary (as defined for purposes of Section 414(b), (c) and (m) of the Code).
(cc)     “Escrow Cash” means a cash amount equal to $12,000,000.
(dd)    “Expense Escrow Cash” means a cash amount equal to $300,000.
(ee)    “FICA Taxes” means the employer’s portion of any Social Security, Medicare, FICA, unemployment or other Payroll Taxes (including, but not limited to, the employer portion of Canada Pension Plan contributions, Canadian Employment Insurance premiums, Ontario Employer Health Tax and any similar provincial Taxes), with respect to any payments made pursuant to this Agreement on or after the Closing Date in respect of Options, including any such payments made prior to the Closing Date to the extent such Taxes have not been paid prior to the Closing Date to the appropriate Governmental Entity.
(ff)    “Governmental Entity” means any applicable federal, state, provincial, territorial, local or foreign governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or authority.
(gg)    “GST/HST” means goods and services tax or harmonized sales tax payable under the Excise Tax Act (Canada) and any regulation under such statute, as may be amended from time to time.
(hh)    “Hazardous Material” shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos‑containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
(ii)    “Income Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time.
(jj)    “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and all other foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations‑in‑part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all integrated circuit topographies, integrated circuit topography registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures, topology or topography (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all World Wide Web addresses and domain names and applications and registrations therefor (“Domain Names”); (vii) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
(kk)    “Key Employee” shall mean each N-able employee set forth on Schedule 1.1(kk).
(ll)    “Key Executive” shall mean each N-able employee set forth on Schedule 1.1(ll).
(mm)    “knowledge,” “know” and “known” and similar phrases with respect to any Person (other than N-able) shall mean actual knowledge of such Person of the particular fact, including after reasonable inquiry of (i) employees of such Person who are reasonably likely to have knowledge of the particular fact and (ii) such Person’s files and records that are reasonably likely to contain information relating to such particular fact. With regard to the knowledge of N-able, this shall mean the actual knowledge of any of Gavin Garbutt, JP Jauvin, John Blaine, August Wehrmann, Derik Belair and Mike Cullen, including after reasonable inquiry of (i) direct reports of such individuals who are reasonably likely to have knowledge of the particular fact and (ii) such individuals’ files and records that are reasonably likely to contain information relating to such particular fact. Notwithstanding the foregoing, any reference to the “actual knowledge” of a Person shall mean the actual knowledge of such Person without any such inquiry of employees or files or records.
(nn)    “Law,” or collectively “Laws,” means all applicable statutes, laws, rules, regulations, ordinances, industrial awards (if and to the extent used in reference to Australian jurisdictions), orders, judgments, decrees and other authorizations and approvals of Governmental Entities.
(oo)    “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
(pp)    “Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.
(qq)    “Non-Employee Option” means any Option held by a Person not employed by N-able at the time such Option was granted to them, and not a director or former director of N-able.
(rr)    “N-able Equity Holder” means each holder of the Capital Stock of N-able US as of immediately prior to the Effective Time.
(ss)    “N-able Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including, without limitation, N-able’s Registered Intellectual Property Rights, that (i) is or are owned (in whole or in part) by or exclusively licensed to N-able US, N-able Canada or N-able Direct, or (ii) N-able US, N-able Canada or N-able Direct claims to own (in whole or in part) or claims to have an exclusive license to.

(tt)     “N-able Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to or materially impairs the Business, operations, results of operations, condition (financial or otherwise), properties, tangible or intangible assets or liabilities of N-able US and its subsidiaries (taken as a whole) or (ii) materially impairs or could reasonably be expected to materially impair the ability of N-able to consummate the Merger; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been an “N-able Material Adverse Effect” or a breach of a representation, warranty or covenant that is qualified by the term “N-able Material Adverse Effect”: (A) any event, circumstance, occurrence, fact, condition, change or effect arising out of or resulting from the pendency or announcement of the Contemplated Transactions; (B) any event, circumstance, occurrence, fact, condition, change or effect arising out of or resulting from any changes in applicable Law, rules or regulations or relevant accounting principles (including ASPE) or the interpretation or method of enforcement thereof; (C) any event, circumstance, occurrence, fact, condition, change or effect arising out of or resulting from general economic conditions or the industry in which N-able operates; (D) any event, circumstance, occurrence, fact, condition, change or effect arising out of or resulting from any natural disaster, act of war, armed hostility or terrorism or any worsening thereof or actions taken in response thereto; or (E) any failure to achieve any earnings, revenue or other financial projections; unless and to the extent, in the case of subparts (B), (C), (D) or (E) hereof, such an event, circumstance, occurrence, fact, condition, change or effect has a disproportionate impact on N-able as compared to other, similarly situated Persons.
(uu)    “N-able US Common Stock” means each share of common stock of N-able US, $0.00001 par value per share, issued and outstanding immediately before the Closing (other than any shares of N-able US common stock held directly by SolarWinds or N-able or any of their respective subsidiaries) and the Deemed Converted Shares.
(vv)     “Options” means the options to purchase N-able US Common Stock issued by N-able US.
(ww)    “ordinary course of business” means any action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
(xx)    “Paying Agent” means U.S. Bank, National Association.
(yy)    “Paying Agent Agreement” means that certain paying agent agreement, in the form attached as Exhibit C hereto and as mutually agreed by and among SolarWinds, N-able US, the Equity Holder Representatives and the Paying Agent on or prior to the Closing Date, by and among SolarWinds, N-able US, the Equity Holder Representatives and the Paying Agent.
(zz)    “Payroll Taxes” means Taxes payable to a Canadian Governmental Entity, the calculation of which is based on remuneration paid to employees or former employees.

(aaa)    “Permits” means the franchises, licenses, permits, consents and certificates of any Governmental Entity issued to or held by N-able, if any, that relate to or were used in, or that have been under development for use in, the conduct of the Business (to the extent the same are transferable).
(bbb)    “Permitted Encumbrances” shall mean (i) Encumbrances for Taxes that are not yet due and payable or that are being contested in good faith, (ii) non-exclusive licenses granted by N-able in connection with the sales of products of the Business in the ordinary course of business, (iii) mechanics’, carriers’, workers’, repairers’, and other similar Encumbrances imposed by Law arising or incurred in the ordinary course of business for obligations that are not yet past due, (iv) Encumbrances on leases of real property arising from the provisions of such leases, (v) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation, (vi) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of N-able’s leasehold estates and do not materially and adversely affect, impair or interfere with the use by N-able of any property affected thereby, (vii) defects, utility easements, rights of way, restrictions, covenants, claims, subleases or similar items to serve or serving leased real property, (viii) liens securing rental payments under capital lease or operating lease arrangements, and (ix) matters of public record.
(ccc)    “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
(ddd)    “PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada).
(eee)    “Principal Stockholders” means the Stockholders set forth on Schedule 1.1(eee).
(fff)    “Pro Rata Share” means with respect to each N-able Equity Holder, the percentage set forth on the Spreadsheet under the heading “Pro Rata Share.”
(ggg)     “PTO” means the United States Patent and Trademark Office.
(hhh)    “Purchase Price” means (i) the Closing Cash Consideration, (ii) plus the Excess Working Capital Amount, if any, when determined in accordance with Section 3.2, or (iii) minus the Working Capital Shortfall Amount, if any, when determined in accordance with Section 3.2, (iv) plus, if and to the extent distributed from the Escrow Fund to the N-able Equity Holders, the Escrow Cash and (v) plus, if and to the extent distributed from the Equity Holder Representative Account to the N-able Equity Holders, the Expense Escrow Cash.
(iii)    “Registered Intellectual Property Rights” means all United States (federal or state), Canadian (federal or provincial) and all other international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Maskwork registrations and applications to register Maskworks; and (v) other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any federal, state, provincial or territorial government or other public legal authority at any time.
(jjj)    “Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
(kkk)    “Series E Shares” means shares of Series E Convertible Preferred Stock of N-able US, par value $0.001 per share.
(lll)    “Tax” or, collectively, “Taxes” means (i) any and all federal, state, provincial, territorial, local or foreign taxes, assessments and other governmental charges, duties, fees, premiums, levies, rates, dues, impositions and liabilities in the nature of or in lieu of a tax, whether direct or indirect, including taxes based upon or measured by, or referred to as gross receipts, income, gross income, capital gains, net proceeds, profits, sales, retail sales, consumption, use, use and occupation, alternative or add-on, or minimum capital, value added (including goods and services and harmonized sales tax), ad valorem, turnover, stamp, business, business licenses, environmental, transfer, land transfer, franchise, withholding, payroll, recapture, employee withholding, employment, health, employer health, social services, development, education or social security, excise and real and personal property taxes (tangible and intangible), and all contributions made to a Governmental Entity in the nature of or in lieu of a tax, all premiums and surtaxes, all customs duties and other similar charges, countervail, anti-dumping, special import measures and import and export taxes, all license, franchise and registration taxes, all provincial workers’ compensation payments, and all employment insurance, health insurance and Canada and other government pension plan contributions, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(lll) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group relief within a jurisdiction or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 1.1(lll) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.
(mmm)    “Tax Benefit” means, with respect to any Damages, an actual reduction in cash Taxes payable or a cash Tax refund actually received by the Indemnified Party that is attributable to any deduction, loss, credit or other Tax attribute resulting from such Damages (treating such Tax item as the last item used in calculating such net reduction or refund). For the avoidance of doubt, the increase in or creation of a Tax attribute shall not in and of itself constitute a Tax Benefit to an Indemnified Party.
(nnn)    “Tax Cost” means, with respect to any indemnification payment, an actual increase in cash Taxes payable by the Indemnified Party that is attributable to any income, gain, or reduction in any deduction, loss, credit or other Tax attribute resulting from the receipt of such indemnification payment (treating such Tax item as the last item used in calculating such net increase); provided, however, that in no event shall the Tax Cost with respect to any indemnification payment in respect of any Damages made hereunder exceed the Tax Benefit with respect to any indemnification payment in respect of such Damages. For the avoidance of doubt, an adjustment to an Indemnified Party’s stock basis in N-able or other Tax attribute shall not in and of itself constitute a Tax Cost to such Indemnified Party.
(ooo)    “Tax Return” means any return, declaration, report, designation, election, undertaking, waiver, notice, filing, claim for refund, or information return, statement, form, certificate or any other document or materials relating to Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, any amendment thereto, and any related or supporting information required to be filed with any Governmental Entity with respect to any U.S. Corporation Plans.
(ppp)     “Technology” means all data and information related to or consisting of source and object code, programs, routines, algorithms, files, databases, functions or processes, and all tangible or intangible, digital, or electronic copies and embodiments of the foregoing in any media (including build scripts, bug reports, quality data, benchmarking information, translations and translation kits, test suites, test tools, test plans, data and internal and external documentation (including user’s manuals, specifications, architectural documents, product requirement documents, product roadmaps, notes from technical support, flow charts, system diagrams and input/output layouts)).
(qqq)    “SolarWinds Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, materially impairs or could reasonably be expected to materially impair the ability of SolarWinds to consummate the Merger.
(rrr)     “Treasury Regulation” shall mean a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.
(sss)    “U.S. Benefit Plans” means an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to ERISA, including, without limitation, Multiemployer Plans.
(ttt)    “Warrants” means the warrants to purchase N-able US Common Stock issued by N-able.
(uuu)    “Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA.
(vvv)    “willful breach” means any voluntary action taken with the intent of breaching a covenant (but not a representation or warranty).
(www)    “willful misrepresentation” means the intentional and knowing misrepresentation with the intent to deceive.

1.2    Capitalized Terms. The following capitalized terms shall have the meaning specified in the indicated Section of this Agreement.

Term	Section
Action	Section 4.7
Agreement	Preamble
Auditor	Section 3.2(c)
Board Approval	Preamble
Certificate of Merger	Section 2.1(a)
Certificates	Section 3.8(a)
CIPO	Section 4.10(a)
Closing	Section 3.3
Closing Balance Sheet	Section 3.2(b)
Closing Date	Section 3.3
Combined Software	Section 4.10(s)
Contemplated Transactions	Section 2.5
Copyrights	Section 1.1(jj)
Corporation Plans	Section 4.12(a)
Customers and Suppliers	Section 4.16
Damages	Section 7.2(a)
Damages Certificate	Section 7.5(a)
DGCL	Preamble
Dissenting Shares	Section 3.10(a)
Domain Names	Section 1.1(jj)
Duties	Section 7.10(a)
Effective Time	Section 2.2
Equity Holder Representatives	Section 3.11(a)
Equity Holder Representative Account	Section 3.11(d)
Escrow Agent	Preamble
Escrow Fund	Section 7.4(a)
Escrow Period	Section 7.4(b)
Estimated Closing Balance Sheet	Section 3.2(a)
Estimated Spreadsheet	Section 6.7
Estimated Working Capital Amount	Section 3.2(a)
Excess Working Capital Amount	Section 3.2(d)
Excluded Damages	Section 7.3(b)
Exclusivity Period	Section 6.3
Final Working Capital Amount	Section 3.2(b)
Indefinite Claims	Section 7.1(b)
Indemnified Parties	Section 7.2(a)
Indemnifying Party	Section 7.2(a)
Interim Financial Statements	Section 4.5(a)

Term	Section
IRS	Section 4.11(c)
Key Executive Non-competition Agreement	Section 3.5(a)(ii)
Letter of Transmittal	Section 3.8(a)
Maskworks	Section 1.1(jj)
Material Contracts	Section 4.13
Merger	Preamble
Merger Sub	Preamble
N-able	Preamble
N-able Canada	Preamble
N-able Charter Documents	Section 4.1
N-able Direct	Preamble
N-able Disclosure Schedule	Article IV
N-able Financial Statements	Section 4.5(a)
N-able Registered Intellectual Property Rights	Section 4.10(a)
N-able US	Preamble
Objection Certificate	Section 7.5(b)
Option Cancellation Agreement	Section 3.6(b)(i)
Option Holders	Section 3.6(b)(ii)
Option Proceeds	Section 3.6(b)(ii)
Option Shares	Section 3.6(b)(ii)
Parties/Party	Preamble
Patents	Section 1.1(jj)
Post-Closing Tax Period	Section 6.6(b)(ii)(1)
Pre-Closing Tax Period	Section 6.6(b)(i)
Pre-Closing Taxes	Section 7.2(b)
Prior Period Returns	Section 6.6(a)
Proposed Closing Balance Sheet	Section 3.2(b)
Public Software	Section 4.10(s)
Restriction	Section 4.22
Shares	Preamble
Signing Balance Sheet	Section 4.5(a)
SolarWinds	Preamble
Source Code	Section 4.10(w)
Spreadsheet	Section 6.7
Standard Employee Documents	Section 6.4(c)
Statute of Limitation Claims	Section 7.1(a)
Stockholder(s)	Preamble
Straddle Period(s)	Section 6.6(b)(i)
Surviving Claims	Section 7.1
Surviving Corporation	Section 2.1
Taxpayer(s)	Section 4.11(a)

Term	Section
Termination Date	Section 8.1(b)
Third Party Claim	Section 7.7(a)
Trade Secrets	Section 1.1(jj)
Trademarks	Section 1.1(jj)
Transaction Documents	Section 4.3(a)
Treasury Shares	Section 3.6(d)
Warrant Cancellation Agreement	Section 3.6(c)(i)
Warrant Holders	Section 3.6(c)(ii)
Warrant Proceeds	Section 3.6(c)(ii)
Warrant Shares	Section 3.6(c)(ii)
Working Capital Shortfall Amount	Section 3.2(d)
Year End Financial Statements	Section 4.5(a)

ARTICLE II
THE MERGER
2.1    The Merger. At the Effective Time and subject to and upon the terms of this Agreement and the DGCL, the Merger Sub shall be merged with and into N-able US, the separate corporate existence of the Merger Sub shall cease and N-able US shall continue as the surviving corporation wholly owned by SolarWinds in accordance with Section 2.4 (the “Surviving Corporation”).
(a)    Delaware Certificate of Merger. Subject to and upon the terms of this Agreement, as soon as practicable on the Closing Date, N-able US and the Merger Sub shall execute and acknowledge a Certificate of Merger substantially in the form of Exhibit D (“Certificate of Merger”) providing for the Merger pursuant to Section 251 of the DGCL.
(b)    Filings. Immediately upon completion of the Closing, N-able and the Merger Sub shall cause the Merger to be consummated by filing or causing to be filed the Certificate of Merger with the Delaware Secretary of State pursuant to Section 103 of the DGCL.
2.2    Effective Time. The effective time of the Merger (the “Effective Time”) shall be the time of the filing of the Certificate of Merger (or, if the Certificate of Merger provides for a subsequent time for effectiveness, at the time thereafter so provided in the Certificate of Merger).
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of N-able US and the Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations and duties of N-able US and the Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4    The Surviving Corporation.
(a)    Certificate of Incorporation. The certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation.
(b)    Bylaws. The bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.
(c)    Directors and Officers. At the Effective Time, the individuals listed on Exhibit E shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d)    Surrender. At the Closing, the Merger Sub shall surrender its stock registry, minute book and corporate seal to the Surviving Corporation. At the Effective Time, the stock transfer books of the Merger Sub shall be closed, and there shall be no registration of transfers of shares of Capital Stock of the Merger Sub thereafter.
2.5    Additional Actions. If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title of interest in, to or under any of the rights, properties or assets of the Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (the “Contemplated Transactions”), the Merger Sub shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments, novations and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and the Contemplated Transactions; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merger Sub or otherwise to take any and all such actions.

ARTICLE III
MERGER CONSIDERATION AND CLOSING
3.1    Payment. At the Closing, upon the terms and subject to the conditions contained in this Agreement, in consideration for the Merger and in full payment therefor, SolarWinds will make the payments specified in Section 3.5(b) below.
3.2    Adjustments to the Purchase Price.
(a)    Initial Adjustment to Estimated Closing Balance Sheet. Not less than two (2) Business Days prior to the Closing Date, N-able shall deliver to SolarWinds N-able’s estimated unaudited consolidated balance sheet as of the Closing Date (the “Estimated Closing Balance Sheet”) and an estimate of the Closing Working Capital Amount as of the close of business on the Closing Date (the “Estimated Working Capital Amount”), together with all appropriate supporting documentation. The Estimated Closing Balance Sheet shall be prepared by N-able in good faith and in accordance with ASPE (other than with respect to any unbilled Accounts Receivable, which cannot be determined in accordance with ASPE).
(b)    Closing Balance Sheet. SolarWinds will deliver a proposed Closing Balance Sheet, prepared in a manner consistent with Section 3.2(a) above (the “Proposed Closing Balance Sheet”), which Proposed Closing Balance Sheet will include SolarWinds’ determination of the Closing Working Capital Amount as of the Closing Date, to the Equity Holder Representatives within ninety (90) calendar days after the Closing Date. If, within fifteen (15) calendar days following delivery of the Proposed Closing Balance Sheet, the Equity Holder Representatives have not given SolarWinds notice of their objection to the Closing Working Capital Amount (including a statement in reasonable detail of the basis of any such objection), then such Closing Working Capital Amount shall be considered final. If the Equity Holder Representatives give notice of an objection, SolarWinds and the Equity Holder Representatives shall use their respective good faith efforts to resolve any dispute by negotiation. If such dispute cannot be settled by negotiation within thirty (30) calendar days after receipt by SolarWinds of the Equity Holder Representatives’ notice, the dispute shall be resolved in accordance with the financial issue resolution process set forth in Section 3.2(c) below. The Closing Working Capital Amount as finally determined in accordance with this Section 3.2 shall be referred to herein as the “Final Working Capital Amount”; the Proposed Closing Balance Sheet as finally determined in accordance with this Section 3.2 shall constitute the “Closing Balance Sheet.”
(c)    Financial Issue Resolution Process. Disputes between SolarWinds and the Equity Holder Representatives regarding the Final Working Capital Amount that cannot be resolved by negotiation within thirty (30) calendar days after receipt by SolarWinds of the Equity Holder Representatives’ notice in accordance with Section 3.2(b) above shall be referred by SolarWinds and the Equity Holder Representatives, no later than such 30th calendar day, for decision to a nationally recognized independent public accounting firm mutually acceptable to the Equity Holder Representatives and SolarWinds (the “Auditor”), which shall act as arbitrator and determine a resolution of the dispute, based solely on presentations by the Equity Holder Representatives and SolarWinds and only with respect to the remaining differences so submitted.

The Auditor shall deliver its written determination to SolarWinds and the Equity Holder Representatives no later than the 30th calendar day after the remaining differences underlying the dispute are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be final and binding upon the Parties and not subject to appeal. The Auditor will determine the allocation of its fees, costs and expenses in determining the Final Working Capital Amount based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. SolarWinds and the Equity Holder Representatives shall make readily available to the Auditor all relevant information, books, records and any work papers relating to the dispute and all other items reasonably requested by the Auditor (excluding documents subject to the attorney-client privilege). In no event may the Auditor’s resolution of any difference be for an amount that is outside the range of SolarWinds’ and the Equity Holder Representatives’ disagreement.
(d)    Finalization and Payment of the Final Purchase Price. The Purchase Price will be adjusted upwards or downwards by comparing the Final Working Capital Amount to the Estimated Working Capital Amount. If the Final Working Capital Amount is greater than the Estimated Working Capital Amount (the amount by which the Final Working Capital Amount exceeds the Estimated Working Capital Amount being referred to herein as the “Excess Working Capital Amount”), SolarWinds shall, within three (3) Business Days after the Final Working Capital Amount is finally determined pursuant to this Section 3.2, pay to the Paying Agent for distribution to the N-able Equity Holders, in immediately available funds, the Excess Working Capital Amount with such amount to be paid to the N-able Equity Holders, in accordance with each N-able Equity Holder’s Pro Rata Share. If the Final Working Capital Amount is less than the Estimated Working Capital Amount (the amount by which the Estimated Working Capital Amount exceeds the Final Working Capital Amount being referred to herein as the “Working Capital Shortfall Amount”), the Equity Holder Representatives shall, within three (3) Business Days after the Final Working Capital Amount is finally determined pursuant to this Section 3.2, pay or cause to be paid to SolarWinds the Working Capital Shortfall Amount in immediately available funds out of the Escrow Fund established pursuant to Section 7.4, in accordance with each N-able Equity Holder’s Pro Rata Share as set forth in the Spreadsheet. In the event that the Equity Holder Representatives for any reason fail to make any payment contemplated above, then SolarWinds may bring an indemnification claim under Article VII. The obligations of the N-able Equity Holders under this Section 3.2 are not subject to the limitations set forth in Section 7.3 hereof.
(e)    Currency. Notwithstanding anything to the contrary herein, and notwithstanding any amounts in the Estimated Closing Balance Sheet, the Proposed Closing Balance Sheet or the Closing Balance Sheet, or any supporting documentation thereto, that are reflected in Canadian Dollars, any amounts determined or adjustments made pursuant to this Section 3.2 shall be made in U.S. Dollars in accordance with the Bank of Canada Canadian Dollar noon spot exchange rate for U.S. Dollars on the day that the Estimated Closing Balance Sheet is delivered.
3.3    Time and Place of Closing. Unless this Agreement shall have been terminated and the Contemplated Transactions shall have been abandoned pursuant to Article VIII hereof,

and subject to the satisfaction or waiver of the conditions set forth in Section 3.4 hereof, the Merger and Contemplated Transactions shall be consummated (the “Closing”) at the offices of Squire Sanders (US) LLP, 8000 Towers Crescent Drive, 14th Floor, Vienna, Virginia at 10:00 a.m. (E.D.T.) on May 24, 2013 or as promptly as practicable (and in any event, within three (3) Business Days) after satisfaction or waiver of the conditions set forth in Section 3.4 hereof, or on such other date, or at such other time or place, as shall be agreed upon in writing by SolarWinds and the Equity Holder Representatives (the “Closing Date”).
3.4    Closing Conditions.
(a)    Conditions of N-able Obligations at Closing. The obligations of N-able under this Agreement to consummate the Contemplated Transactions shall be subject to the satisfaction (or waiver), at or prior to the Effective Time, of each of the following conditions:
(i)    The representations and warranties of SolarWinds and the Merger Sub (without giving effect to any materiality qualifications therein) shall be true and correct except for such failures to be true and correct as would not have a SolarWinds Material Adverse Effect as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
(ii)    SolarWinds and the Merger Sub shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by SolarWinds and the Merger Sub at or prior to Closing.
(b)    Conditions of SolarWinds’ and the Merger Sub’s Obligations at Closing. The obligations of SolarWinds and the Merger Sub under this Agreement to consummate the Contemplated Transactions shall be subject to the satisfaction (or waiver), at or prior to the Effective Time, of each of the following conditions:
(i)    The representations and warranties of N-able in this Agreement (without giving effect to any materiality qualifications therein) shall be true and correct except for such failures to be true and correct as would not have an N-able Material Adverse Effect as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
(ii)    There shall not have occurred an N-able Material Adverse Effect, as reasonably determined by SolarWinds.
(iii)    N-able shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by N-able at or prior to the Closing.
(iv)    SolarWinds shall have the ability to obtain, at the Effective Time, all rights to all of the N-able Intellectual Property without incurring additional sums above the Purchase Price.

(v)    N-able shall have terminated any agreement or arrangement pursuant to which N-able has agreed to provide credit or make any loans to any Person (or guaranty the indebtedness of any Person) and paid any amounts necessary for such termination, except trade credit extended in the ordinary course of business.
(vi)    N-able shall have terminated the employment of all N-able employees other than the Continuing Employees, provided that (A) the number of such terminated employees shall not exceed fifteen (15) and (B) such employees shall have been identified by SolarWinds in writing no later than noon Central Daylight Time on May 23, 2013.
(vii)    The holders of not less than 90% of the Shares shall have (A) voted to adopt and approve this Agreement, the Merger and the Contemplated Transactions and (B) irrevocably waived their rights to be Dissenting Stockholders.
(viii)    All Capital Stock of N-able Canada, other than any Capital Stock held by N-able shall have been redeemed by N-able Canada immediately prior to the Effective Time.
(ix)    Each share of Series B Convertible Preferred Stock, par value $0.001 per share, and Series D Convertible Preferred Stock, par value $0.001 per share, of N-able US outstanding prior to the Effective Time shall have been converted into shares of N-able US Common Stock in accordance with the certificate of incorporation of N-able US, as amended.
(c)    Conditions to Obligations of N-able, SolarWinds and the Merger Sub. The obligations of N-able, SolarWinds and the Merger Sub under this Agreement to consummate the Contemplated Transactions shall be subject to the satisfaction (or waiver), at or prior to the Effective Time, of each of the following conditions:
(i)    Consents and Approvals. All third party consents, approvals, authorizations, Permits and waivers, if any, necessary to consummate the Contemplated Transactions and/or necessary for, or useful in, the operation of the Business as conducted by N-able as of the Closing, including without limitation the approval of all relevant regulatory authorities or as required by any Material Contract, all of which third party consents, approvals, authorizations, Permits and waivers are set forth on Section 3.4(c)(i) of the N-able Disclosure Schedule, shall have been obtained and shall be in effect at the Closing and shall not materially limit or restrict the ownership or the operation of the Business.
(ii)    Conduct of Business. No action will have been taken or initiated by a third party, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted by any Governmental Entity that has the effect of materially limiting or restricting SolarWinds’ or any of its Affiliates’ or the Surviving Corporation’s conduct or operation of the Business following the Closing.
(iii)    No Action. No action shall have been taken, nor shall any statute, rule or regulation have been enacted, by any Governmental Entity or third party that makes the consummation of the Contemplated Transactions or any other Transaction Document illegal, or that could reasonably be expected to have the effect of preventing the consummation of the Closing.
(iv)    Authority. Each of SolarWinds and N-able will have obtained all stockholder approvals to effect the Contemplated Transactions and the other Transaction Documents.
(v)    Restraining Orders; Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions or any other Transaction Document shall be in effect.
(vi)    Litigation. No litigation regarding this Agreement or the Contemplated Transactions shall have commenced or be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Contemplated Transactions, or (ii) cause the Contemplated Transactions to be rescinded following consummation.
3.5    Closing Deliverables.
(a)    At Closing, N-able shall deliver or cause to be delivered to SolarWinds and the Merger Sub the following:
(i)    A certificate, executed by the Chief Executive Officer of N-able, certifying that the conditions set forth in Section 3.4(b)(i)-(iii) have been satisfied.
(ii)    Each non-competition agreement between SolarWinds and each Key Executive in substantially the form attached hereto as Exhibit F (the “Key Executive Non-competition Agreement”), executed by the applicable Key Executive.
(iii)    Each Employment Agreement, executed by the applicable Key Employee.
(iv)    An opinion of each of Fenwick & West LLP and Fasken Martineau DuMoulin LLP, counsel to N-able, dated as of the Closing Date, in substantially the form attached hereto as Exhibits G-1 and G-2, respectively.
(v)    The Spreadsheet.
(vi)    Certificate(s) representing all issued and outstanding Capital Stock held by any N-able Equity Holder holding greater than five percent (5%) of the Common Equivalents, to the extent that any such N-able Equity Holder seeks to receive the applicable portion of the Closing Cash Consideration pursuant to Section 3.5(b)(v)(B).
(vii)    Copies or other evidence reasonably satisfactory to SolarWinds of the consents and approvals set forth on Section 3.4(c)(i) of the N-able Disclosure Schedule.

(viii)    Evidence reasonably satisfactory to SolarWinds and its counsel that N-able has terminated (or will terminate as of the Closing) all outstanding employment agreements and change in control agreements for employees other than the Continuing Employees, and paid all amounts due in connection with such termination actions.
(ix)    Written resignations, dated as of the Closing Date, of all directors and officers (except as to their status as employees) of N-able US, N-able Canada and N-able Direct.
(x)    With respect to N-able US, statements, substantially in the form attached hereto as Exhibit H, that meet the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations and certify that such corporation is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xi)    Evidence reasonably satisfactory to SolarWinds as to the termination of any Corporation Plans covering any N-able employee as contemplated by Section 6.4(f).
(xii)    The Paying Agent Agreement, duly executed by N-able US and the Equity Holder Representatives.
(xiii)    Evidence reasonably satisfactory to SolarWinds of the release and discharge of any material Encumbrance on any asset of N-able, including without limitation, UCC-3 termination statements and financing change statements under the Personal Property Security Act (Ontario).
(xiv)    All other documents or instruments as SolarWinds shall reasonably deem necessary in order to complete the Merger and to consummate the Contemplated Transactions, provided that such documents or instruments are material and customarily delivered at the closing of transactions of the type and size contemplated hereby.
(b)    Actions by SolarWinds at Closing. At the Closing, SolarWinds and the Merger Sub shall (A) deliver or cause to be delivered the Paying Agent Agreement duly executed by SolarWinds and (B) make, or cause to be made, the following payments:
(i)    first, the Escrow Cash shall be deposited with the Escrow Agent and the fees of the Escrow Agent shall be paid;
(ii)    second, the Expense Escrow Cash shall be deposited in the Equity Holder Representative Account;
(iii)    third, the Option Proceeds shall be paid to the Paying Agent for distribution to the payroll accounts of N-able for timely payment (which SolarWinds shall cause to be made by N-able) to the Option Holders (other than holders of Non-Employee Options) in accordance with Section 3.6(b)(ii), the Spreadsheet and the Paying Agent Agreement, and subject to Section 3.8(b);

(iv)    fourth, the Warrant Proceeds shall be paid to the Paying Agent for distribution to the Warrant Holders in accordance with Section 3.6(c)(ii), the Spreadsheet and the Paying Agent Agreement, and subject to Section 3.8(b), by wire transfer of immediately available funds to the accounts designated by the Warrant Holders; and
(v)    fifth, the balance of the Closing Cash Consideration shall be paid to (A) the Paying Agent for distribution to the Stockholders and any holders of Non-Employee Options in accordance with Section 3.6(a), Section 3.6(b), the Spreadsheet and the Paying Agent Agreement, and subject to Section 3.8(a) and Section 3.8(b), or (B) to certain Stockholders in accordance with Section 3.6(a), the last sentence of Section 3.8(a) and the Spreadsheet, in each case by wire transfer of immediately available funds to the accounts designated by the Stockholders or holders of Non-Employee Options, as applicable.
3.6    Effect on N-able Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SolarWinds, the Merger Sub, N-able or the N-able Equity Holders, each Share of N-able US’ Capital Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares and any Dissenting Shares) shall be cancelled and converted automatically into the right to receive their respective portions of the Purchase Price as provided in this Section 3.6 and each N-able Equity Holder (except for the Dissenting Stockholders) shall thereafter cease to have any rights as an N-able Equity Holder, other than (x) the rights to receive the consideration in accordance with this Article III and Section 7.4 upon surrender of the certificate(s) evidencing such Shares (or, if applicable, upon satisfaction of the requirements of Section 3.9), and (y) any rights granted to the N-able Equity Holders pursuant to this Agreement and the other Transaction Documents.
(a)    N-able US Capital Stock.
(i)    Each Series E Share (other than the Series E Shares that are Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted at the Effective Time into the right to receive an amount in cash equal to such amount as would be payable in respect of such share had such share been converted into N-able US Common Stock prior to the Effective Time. For the sake of clarity, the Parties understand, acknowledge and agree that, pursuant to Section 2(a) of that certain Certificate of Designation, Preferences and Rights of Series E Convertible Preferred Stock of N-able US, the holders of Series E Shares are entitled to such amount per share as would have been payable had all Series E Shares been converted into Common Stock prior to the Effective Time. In addition to the foregoing, each holder of Series E Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive, when, if and to the extent paid pursuant to the terms of this Agreement, such holder’s Pro Rata Share of (A) the Escrow Cash in accordance with Section 7.4, (B) the Expense Escrow Cash in accordance with Section 3.11(d) and/or (C) the Excess Working Capital Amount, if any, in accordance with Section 3.2(d), in each case, in accordance with the Spreadsheet.
(ii)    Each share of N-able US Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of N-able US Common Stock that are Dissenting Shares, but including shares of N-able US Common Stock issued upon exercise of

Options or Warrants prior to the Effective Time) shall be converted at the Effective Time into the right to receive an amount of cash equal to the Common Per Share Amount. In addition to the foregoing, each holder of N-able US Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive, when, if and to the extent paid pursuant to the terms of this Agreement, such holder’s Pro Rata Share of (A) the Escrow Cash in accordance with Section 7.4, (B) the Expense Escrow Cash in accordance with Section 3.11(d), and/or (C) the Excess Working Capital Amount, if any, in accordance with Section 3.2(d), in each case, in accordance with the Spreadsheet.
(b)    Options to Purchase N-able US Common Stock.
(i)    Prior to the Effective Time, N-able shall have taken all actions necessary with respect to the Options (including providing any required notices thereunder and delivering with any such notices an option cancellation agreement providing, among other things, that the Option Holder agrees that the Options held by such Option Holder shall be terminated as of the Effective Time (such agreement, an “Option Cancellation Agreement,” attached hereto as Exhibit I)) to be terminated and cancelled at the Effective Time.
(ii)    All Options that are issued, outstanding and unexercised immediately prior to the Effective Time shall, without any further action on the part of the holders of such Options as identified in the Spreadsheet (the “Option Holders”), be terminated and cancelled at the Effective Time and each Option Holder shall have the right to receive (less any required withholding) in respect thereof an amount equal to the product obtained by multiplying (A) the number of shares of N-able US Common Stock underlying such Option Holder’s Options (the “Option Shares”) by (B) the positive difference between the Common Per Share Amount and the applicable exercise price per share for each Option Share (the “Option Proceeds”). In addition to the foregoing, each Option Holder shall be entitled to receive, when, if and to the extent paid pursuant to the terms of this Agreement, such Option Holder’s Pro Rata Share of (x) the Escrow Cash in accordance with Section 7.4, (y) the Expense Escrow Cash in accordance with Section 3.11(d), and/or (z) the Excess Working Capital Amount, if any, in accordance with Section 3.2(d), in each case, in accordance with the Spreadsheet
(iii)    Any employer FICA Taxes arising as a result of the payments of Closing Cash Consideration made to Option Holders pursuant to Section 3.6 shall be treated as current liabilities of N-able. To the extent that any employer FICA Taxes arise as a result of any payments to Option Holders of amounts distributed from the Escrow Fund in accordance with Section 7.4 hereof, such payments shall be made by SolarWinds and deducted from the Escrow Fund.
(c)    Warrants to Purchase N-able US Common Stock.
(i)    Prior to the Effective Time, N-able shall have taken all actions necessary with respect to the Warrants (including providing any required notices thereunder and delivering with any such notices a warrant cancellation agreement providing, among other things, that the Warrant Holder agrees that the Warrants held by such Warrant Holder shall be terminated as of the Effective Time (such agreement, a “Warrant Cancellation Agreement,” attached hereto as Exhibit J)) to arrange for each Warrant to be terminated and cancelled at the Effective Time.
(ii)    All Warrants that are issued, outstanding and unexercised immediately prior to the Effective Time shall, without any further action on the part of the holders of such Warrants as identified in the Spreadsheet (the “Warrant Holders”), be terminated and cancelled at the Effective Time and each Warrant Holder shall have the right to receive in respect thereof an amount equal to the product obtained by multiplying (A) the number of shares of N-able US Common Stock underlying such Warrant Holder’s Warrants (the “Warrant Shares”) by (B) the positive difference between the Common Per Share Amount and the applicable exercise price per share for each Warrant Share (the “Warrant Proceeds”). In addition to the foregoing, each Warrant Holder shall be entitled to receive, when, if and to the extent paid pursuant to the terms of this Agreement, such Warrant Holder’s Pro Rata Share of (x) the Escrow Cash in accordance with Section 7.4, (y) the Expense Escrow Cash in accordance with Section 3.11(d) and/or (z) the Excess Working Capital Amount, if any, in accordance with Section 3.2(d), in each case, in accordance with the Spreadsheet.
(d)    Treasury Shares. Any shares of N-able US’ Capital Stock held in the treasury of N-able US immediately prior to the Effective Time (the “Treasury Shares”) shall be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.
3.7    Conversion of the Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of SolarWinds, the Merger Sub or N-able, each share of the Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and each certificate evidencing ownership of shares of the Merger Sub’s common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.
3.8    Payment for Options and Warrants and Payment for, and Surrender of, Shares.
(a)    The Paying Agent shall act as paying agent in effecting the exchange of cash for Shares (or, in the case of a Warrant Holder or an Option Holder, a Warrant Cancellation Agreement or an Option Cancellation Agreement, as applicable) entitled to payment pursuant to Section 3.6. As soon as practicable (and in any event within one (1) Business Day) (i) after the date hereof, N-able shall provide to each Option Holder who is an employee of N-able as of the date hereof a properly completed letter of transmittal in substantially the form attached hereto as Exhibit K (the “Letter of Transmittal”) and (ii) after the Effective Time, SolarWinds shall instruct the Paying Agent to mail to each Stockholder, Warrant Holder and holder of Non-Employee Options a properly completed Letter of Transmittal, in each case together with instructions for use of the Letter of Transmittal in effecting the surrender of (x) in the case of a Stockholder, certificates or instruments that immediately prior to the Effective Time represented issued and outstanding N-able US Common Stock or Series E Shares, as applicable, that were converted into the right to receive consideration pursuant to Section 3.6 (the “Certificates”), (y) in the case of an Option Holder, an Option Cancellation Agreement and (z) in the case of a Warrant Holder, a Warrant Cancellation Agreement, in each case in exchange for the applicable portion of the Closing Cash Consideration. The Letter of Transmittal shall include a release of N-able, SolarWinds and the Merger Sub as well as customary representations and warranties by each N-able Equity Holder, and shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by SolarWinds (or, in the case of any lost Certificate, compliance with Section 3.9), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates. Upon surrender of a Certificate for cancellation or a duly executed Option Cancellation Agreement or Warrant Cancellation Agreement to the Paying Agent together with such Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate or party to an Option Cancellation Agreement or Warrant Cancellation Agreement shall be entitled to receive in exchange therefor a check (or via wire transfer if so elected) representing the then-applicable portion of the Closing Cash Consideration to which such Stockholder, Option Holder or Warrant Holder is entitled under Section 3.6, determined pursuant to this Agreement and as set forth on the Spreadsheet, and any Certificates so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of N-able US Common Stock or Series E Shares, as applicable, will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender the then-applicable portion of the Closing Cash Consideration, in accordance with the terms of this Agreement and as set forth on the Spreadsheet. Notwithstanding the foregoing, in the case of any N-able Equity Holder holding greater than five percent (5%) of the Common Equivalents, so long as such N-able Equity Holder delivers a duly executed Letter of Transmittal no later than three (3) Business Days prior to the Closing Date and delivers its Certificates no later than one (1) Business Day prior to the Closing Date, the Equity Holder Representatives will cause the Paying Agent to use commercially reasonable efforts to wire the payment payable to any such N-able Equity Holder pursuant to Section 3.5(b) in immediately available funds on the Closing Date.
(b)    Option and Warrant Cancellation Agreements. As a condition to the payment to any Option Holder of the Option Proceeds or to any Warrant Holder of the Warrant Proceeds, such Option Holder or Warrant Holder, as applicable, shall have executed an Option Cancellation Agreement with respect to such Option Holder’s Options or a Warrant Cancellation Agreement with respect to such Warrant Holder’s Warrants, as applicable, and delivered any such Option Cancellation Agreement to the Company and any such Warrant Cancellation Agreement to the Paying Agent.
(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of N-able US shall be closed and there shall not be any further registration of transfers of any Shares thereafter on the records of N-able US. From and after the Effective Time, the holders of N-able US’ Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time and through the one-year anniversary of the Effective Time, Certificates representing any such Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for any payment due as provided in this Article III. No N-able Equity Holder shall be entitled to receive interest on any amount payable upon the surrender of Certificates.

(d)    Late Surrender. If any N-able Equity Holder fails to surrender and exchange Certificate(s) by the one (1) year anniversary of the Effective Time, thereafter such holders shall only be entitled to look to the Surviving Corporation as general, unsecured creditors thereof (subject to abandoned property, escheat or similar Laws) to receive amounts payable upon due surrender of the Certificates and shall not be entitled to receive any interest thereon.
(e)    Escheat, Etc. None of SolarWinds, the Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to applicable abandoned property, escheat or similar Law. If any Certificate(s) shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Purchase Price or any dividends or distributions payable to the holder of such Certificate(s) would otherwise escheat to, or become the property of, any Governmental Entity), any such Purchase Price or cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
3.9    Lost Certificates. In the event a Stockholder claims a certificate representing a Share has been lost, stolen or destroyed, the Paying Agent will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Shares represented by such lost or destroyed Certificate(s) (including instructions relating to payment by holder of such lost or destroyed Certificate of an indemnity/surety bond fee equal to 2.25% of the cash value of the Shares represented by such Certificate and a $150.00 handling fee).
3.10    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, each share of N-able US Common Stock or Series E Share that, immediately before the Effective Time, was held by any Person who has duly exercised in connection with the Merger the appraisal rights afforded to Dissenting Stockholders pursuant to the DGCL (such shares, collectively, “Dissenting Shares”) will be converted into the right to receive the fair value of such shares determined in accordance with the provisions of the DGCL and shall not be converted into the right to receive the Purchase Price in accordance with this Article III hereof.
(b)    N-able shall generally keep SolarWinds reasonably informed of the status of any demands for appraisal received by N-able, which shall specifically include that N-able shall give SolarWinds prompt notice of any demands for appraisal received by N-able, withdrawals of such demands, and any other instruments related thereto served pursuant to the DGCL and received by N-able; provided, however, that N-able shall have the right in its sole discretion to conduct any such negotiations or proceedings with respect to demands for appraisal under the DGCL.
(c)    If there are any Dissenting Stockholders, SolarWinds shall withhold from the Closing Cash Consideration the Dissenting Stockholders’ Amount. The Surviving Corporation shall be solely responsible for payment of all amounts in the event that appraisal and payment rights with respect to any Dissenting Shares are duly exercised pursuant to Section 262 of the

DGCL or for paying the Purchase Price to such Stockholders in the event that appraisal rights were not duly exercised or were withdrawn.
3.11    Equity Holder Representatives.
(a)    Gavin Garbutt and David Cusimano are hereby appointed as the N-able Equity Holders’ true and lawful joint representatives, proxies, agents and attorneys-in-fact (the “Equity Holder Representatives”) for a term that shall be continuing and indefinite and without a termination date except as otherwise provided herein, with full power and authority to act jointly for and on behalf of the N-able Equity Holders in connection with all matters relating to the Transaction Documents and the Contemplated Transactions, including, without limitation, (i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents, (ii) to give and receive notices and communications, (iii) to receive and accept service of legal process in connection with any Action arising under the Transaction Documents or in connection with the Contemplated Transactions, (iv) to receive and deliver the amount(s) comprising the Escrow Cash, the Expense Escrow Cash, the Excess Working Capital Amount and/or the Working Capital Shortfall Amount, as applicable, (v) to object to or accept any claims against or on behalf of the N-able Equity Holders in connection with the Escrow Cash, the Expense Escrow Cash, the Excess Working Capital Amount and/or the Working Capital Shortfall Amount, as applicable, (vi) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to the Escrow Cash, the Expense Escrow Cash, the Excess Working Capital Amount and/or the Working Capital Shortfall Amount, as applicable, (vii) to enforce payment of any amounts payable to the Indemnified Parties on behalf of the Indemnifying Parties, in the name of the Equity Holder Representatives and (viii) to take all actions and execute such documents as are or may be necessary or appropriate in the joint opinion of the Equity Holder Representatives for the accomplishment of the foregoing. Such agency may be changed at any time and from time to time by the action of N-able Equity Holders holding more than 50% of the issued and outstanding Shares that approved the Merger, and shall become effective upon not less than thirty (30) calendar days’ prior written notice to SolarWinds. Except as provided in the foregoing sentence, in the event that for any reason any Equity Holder Representative shall no longer be serving in such capacity, including, without limitation, as a result of the death, resignation, or incapacity of such Equity Holder Representative, either (A) the outgoing Equity Holder Representative shall appoint a successor Equity Holder Representative to serve jointly with the existing Equity Holder Representative or (B) if the outgoing Equity Holder Representative is unable, unwilling or otherwise fails to appoint a successor Equity Holder Representative to serve jointly with the existing Equity Holder Representative, then N-able Equity Holders holding more than 50% of the issued and outstanding Shares that approved the Merger shall designate another Person to act as an Equity Holder Representative, such that, at all times, to the extent practicable, there will be two Equity Holder Representatives with the authority provided hereunder acting jointly in all respects. Any change in an Equity Holder Representative pursuant to the foregoing sentence shall become effective upon delivery of written notice of such change to SolarWinds. The Equity Holder Representatives shall not receive compensation for their services. The authority conferred under this Section 3.11 is an agency coupled with an interest and, to the extent permitted by applicable Law, all authority conferred hereby is irrevocable and not subject to termination by the undersigned or by operation of law, whether by the death or incapacity of any of the N-able Equity Holders, or the occurrence of any other event.
(b)    No Equity Holder Representative shall be liable for any act done or omitted hereunder in his capacity as Equity Holder Representative in the absence of gross negligence or willful misconduct on his part. The N-able Equity Holders shall, severally and not jointly, indemnify the Equity Holder Representatives and hold the Equity Holder Representatives harmless from and against any and all damages, actions, proceedings, demands, liabilities, losses, taxes, fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any Equity Holder Representative as a result of any good faith error of judgment on the part of any Equity Holder Representative or for any other act done or omitted in good faith by such Equity Holder Representative in connection with the administration of his duties hereunder, except where such losses arise from or are the result of such Equity Holder Representative’s gross negligence or willful misconduct.
(c)    Any decision, act, consent or instruction taken or given by the Equity Holder Representatives pursuant to this Agreement shall be taken jointly between the Equity Holder Representatives, shall constitute a decision, act, consent or instruction of all N-able Equity Holders and shall be final, binding and conclusive upon each such N-able Equity Holder. SolarWinds and the Merger Sub, and, following the Effective Time, the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Equity Holder Representatives as being the decision, act, consent or instruction of each and every N-able Equity Holder and shall have no duty to inquire as to the acts and omissions of the Equity Holder Representatives. The Merger Sub, SolarWinds and, following the Effective Time, the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by them in accordance with, or otherwise with respect to any aspect of, such decision, act, consent or instruction of the Equity Holder Representatives.
(d)    All expenses, if any, reasonably incurred by the Equity Holder Representatives in connection with the performance of their duties as the Equity Holder Representatives will be borne and paid by the N-able Equity Holders according to their respective Pro Rata Shares. The Equity Holder Representatives shall establish, on or prior to the Closing Date, a segregated account with a third party financial institution over which the Equity Holder Representatives shall have joint control (the “Equity Holder Representative Account”), into which the Expense Escrow Cash shall be deposited by SolarWinds at the Effective Time in accordance with Section 3.5(b)(ii). The Equity Holder Representatives may use the Expense Escrow Cash in their sole discretion, at any time and from time to time between the date of this Agreement and the conclusion of the Escrow Period, in connection with the performance of their duties as the Equity Holder Representatives. Within ten (10) Business Days following the conclusion of the Escrow Period, any and all of the remaining Expense Escrow Cash shall be released by the Equity Holder Representatives from the Equity Holder Representative Account to the N-able Equity Holders in accordance with their respective Pro Rata Shares.

(e)    Notices given to the Equity Holder Representatives in accordance with Section 9.1 shall constitute notice to the N-able Equity Holders for all purposes under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF N-ABLE
N-able US represents and warrants to SolarWinds and the Merger Sub, and acknowledges that SolarWinds and the Merger Sub are relying upon such representations and warranties in connection with the Merger and the consummation of the Contemplated Transactions, that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the N-able Disclosure Schedule delivered to SolarWinds and the Merger Sub concurrently with the execution and delivery of this Agreement and attached hereto as Exhibit L (the “N-able Disclosure Schedule”), which disclosure shall provide an exception to, or otherwise qualify, the representations or warranties of N-able contained in the section of this Agreement corresponding by number to such disclosure and to any other representation or warranty in this Agreement to which the applicability of such disclosure is reasonably apparent on its face or if the items are expressly cross-referenced.
4.1    Corporate Organization; Standing and Power. Each of N-able US, N-able Canada and N-able Direct is a corporation duly organized, validly existing and in good standing under all applicable Laws. Other than N-able Canada and N-able Direct, N-able has no subsidiaries. Each of N-able US, N-able Canada and N-able Direct has the corporate power to own its properties and to carry on its respective portion of the Business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have an N-able Material Adverse Effect. Section 4.1 of the N-able Disclosure Schedule lists each of the jurisdictions in which each of N-able US, N-able Canada and N-able Direct is qualified to do business. N-able has previously furnished to SolarWinds a complete and correct copy of the certificate of incorporation and bylaws (or equivalent documents) of each of N-able US, N-able Canada and N-able Direct, each as amended to date (the “N-able Charter Documents”). None of N-able US, N-able Canada and N-able Direct is in violation of any of the provisions of the applicable N-able Charter Documents. Other than N-able US’ ownership of N-able Canada and N-able Canada’s ownership of N-able Direct, none of N-able US, N-able Canada and N-able Direct owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, nor controls directly or indirectly, any corporation, partnership, joint venture, limited liability company or other business association, whether incorporated or unincorporated.
4.2    Capitalization. Section 4.2 of the N-able Disclosure Schedule (a) sets forth all of the holders of Capital Stock of each of N-able US, N-able Canada and N-able Direct, who are the sole registered and beneficial holders of all of the issued and outstanding securities of any kind of any of N-able US, N-able Canada and N-able Direct (voting or otherwise) and the class and number of securities held by each holder and (b) specifically identifies any options or warrants that are expected to be exercised or converted on or prior to the Closing Date. Except as set forth in Section 4.2 of the N-able Disclosure Schedule, there are no other equity securities of any kind, no options, rights, warrants, preemptive rights, calls, subscriptions, commitments, stockholder agreements or other instruments, understandings or contracts (whether oral or written) outstanding giving any person or entity the right to acquire from any of N-able US, N-able Canada and N-able Direct or any N-able Equity Holder (whether by exercise, conversion or otherwise) any securities of any kind of any of N-able US, N-able Canada and N-able Direct (voting or otherwise) nor are there any commitments to issue or execute any of the foregoing. None of the outstanding Shares has been issued in violation of any preemptive rights of any security holder of N-able or in violation of applicable securities Laws or any other Law of any jurisdiction applicable to such issuance.
4.3    Authority.
(a)     Each of N-able US, N-able Canada and N-able Direct has all requisite corporate power and authority to enter into this Agreement and the Paying Agent Agreement (the “Transaction Documents”) and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of each of N-able US, N-able Canada and N-able Direct. This Agreement and the other Transaction Documents have been duly executed and delivered by each of N-able US, N-able Canada and N-able Direct and (assuming due authorization, execution and delivery by each other party thereto) constitute the legal, valid and binding obligations of each of N-able US, N-able Canada and N-able Direct enforceable against each of them in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors or similar Laws affecting creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding at law or in equity).
(b)    Except as set forth in Section 4.3(b) of the N-able Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by each of N-able US, N-able Canada and N-able Direct does not, and the performance of this Agreement and the Transaction Documents by any of N-able US, N-able Canada or N-able Direct will not, (i) conflict with or violate the N-able Charter Documents, (ii) conflict with or violate any Laws applicable to N-able, or by which any of their respective assets or properties are bound or affected, or (iii)  (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both could become a default) under, (B) impair any of N-able US’, N-able Canada’s or N-able Direct’s rights or alter the rights or obligations of any third party under, (C) give to others any rights of termination, amendment, acceleration or cancellation of, or (D) result in the creation of an Encumbrance, other than a Permitted Encumbrance, on any of the properties or assets of any of N-able US, N-able Canada or N-able Direct pursuant to, any Contract to which any of N-able US, N-able Canada and N-able Direct is a party or by which any of N-able US’, N-able Canada’s or N-able Direct’s properties are bound or affected, except, in the case of clause (iii), as would not be material.

(c)    Except as set forth in Section 4.3(c) of the N-able Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party is required by or with respect to any of N-able US, N-able Canada or N-able Direct in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions, other than any such consents, approvals, orders, authorizations, registrations, declarations or filings the absence of which would (i) not prevent or materially delay the consummation by N-able of the Contemplated Transactions or (ii) result in an N-able Material Adverse Effect.
4.4    Compliance with Laws. Each of N-able’s properties and operations are in compliance in all material respects with all Laws applicable to any of N-able US, N-able Canada or N-able Direct except as set forth on Section 4.4 of the N-able Disclosure Schedule or by which any of their respective properties or operations are bound or affected (other than Tax Laws, Environmental Laws and Laws relating to employee benefits or labor matters, which are governed exclusively by Sections 4.11, 4.12, 4.15 and 4.18, as applicable). None of N-able US, N-able Canada or N-able Direct has received any notice or other communication (whether written or, to the knowledge of N-able, oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.
4.5    Financial Statements.
(a)    In General. Section 4.5(a) of the N-able Disclosure Schedule contains N-able’s audited consolidated balance sheets and statement of operations and deficits and cash flows as of and for the fiscal year ended December 31, 2012 (the “Year End Financial Statements”), and N-able’s unaudited consolidated balance sheets and statements of income and cash flows as of and for the three-month period ended March 31, 2013 (the “Interim Financial Statements,” together with the Year End Financial Statements, the “N-able Financial Statements”). Other than as described in Section 4.5(a) of the N-able Disclosure Schedule, the N-able Financial Statements (including the notes thereto) present fairly, in all material respects, the financial condition of N-able as of the respective dates thereof and the results of operations and cash flows of N-able for the periods covered thereby, and have been prepared in accordance with ASPE (except that the unaudited N-able Financial Statements do not contain all notes required by ASPE and are subject to normal year‑end audit adjustments the effect of which will not, individually or in the aggregate, be materially adverse to N-able), applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in ASPE).
(b)    No Undisclosed Liabilities. N-able has no liabilities that would be required to be accrued on a balance sheet prepared in accordance with ASPE except for (i) liabilities disclosed in the N-able Financial Statements, (ii) liabilities incurred by N-able subsequent to the date of the Interim Financial Statements in the ordinary course of business, (iii) performance obligations under the executory portion of any Contract by which N-able is bound, (iv) liabilities under this Agreement and (v) liabilities accrued on the Estimated Closing Balance Sheet.
(c)    Accounts Receivable. Section 4.5(c) of the N-able Disclosure Schedule provides an accurate and complete breakdown and aging of all Accounts Receivable as of March

31, 2013. All Accounts Receivable reflected in the N-able Financial Statements or recorded on the books of N-able resulted from the ordinary course of business and have been properly recorded. Subject to the reserves consistent with prior periods and throughout the periods involved, all billed and, to the knowledge of N-able, all unbilled receivables are good and collectible in full without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the amounts thereof reflected in the N-able Financial Statements.
(d)    No Letters of Credit, Bonds or Guarantees. Except as reflected in the N-able Financial Statements or as set forth in Section 4.5(d) of the N-able Disclosure Schedule, N-able (i) has no bonds or letters of credit outstanding as to which N-able has any actual or contingent reimbursement obligations; (ii) is not a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification, reimbursement or any similar commitment, in each case with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent); or (iii) is not a party to any swap, hedge, derivative, or similar instrument.
(e)    Contingent or Deferred Acquisition Expenses or Payments. Except as otherwise set forth in Section 4.5(e) of the N-able Disclosure Schedule, N-able is not obligated or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.
4.6    Absence of Certain Changes or Events. Since March 31, 2013, N-able has conducted the Business in the ordinary course of business and there has not been: (a) any N-able Material Adverse Effect; (b) any transaction, contract or agreement entered into by N-able, or any relinquishment by N-able of any contract or other right, in any case materially adversely affecting or that could reasonably be expected to materially adversely affect N-able or the Business; (c) any material damage to, destruction or loss of any property of N-able (whether or not covered by insurance); or (d) any revaluation by N-able of any of its property for accounting purposes.
4.7    Litigation. Except as set forth on Section 4.7 of the N-able Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim or arbitration (“Action”) pending before any Governmental Entity or, to the knowledge of N-able, threatened (including allegations that could form the basis for future Action), against N-able or, to the knowledge of N-able, any of its properties, officers, directors or stockholders (in their capacities as such). There is no judgment, decree or order against N-able that could reasonably be expected to have an N-able Material Adverse Effect. Except as set forth on Section 4.7 of the N-able Disclosure Schedule, N-able is not a party (nor, to the knowledge of N-able, threatened to become a party) to any Action. N-able has no plans to initiate any Action against any third party.
4.8    Governmental Authorization. Except as set forth on Section 4.8 of the N-able Disclosure Schedule, the Permits include each federal, provincial, territorial, county or local governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which N-able currently operates or holds any interest in any of its properties related to the Business or (b) that is required for the operation of the Business or the holding of any such interest, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permits could not reasonably be expected to have an N-able Material Adverse Effect and, to the actual knowledge of N-able, such Permits will be available for use by SolarWinds in the Business immediately following the Closing.
4.9    Title to Property; Assets.
(a)    N-able has good and valid title to, or in the case of leased properties or assets, a valid leasehold interest in, all of its material assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and those listed on Section 4.9(a) of the N-able Disclosure Schedule. Section 4.9(a) of the N-able Disclosure Schedule lists all tangible property owned or leased by N-able.
(b)    N-able has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. True and complete copies of all leases have been made available to SolarWinds.
(c)    N-able’s assets (other than Intellectual Property assets) include all of the material assets that are necessary to operate the Business in the same manner immediately after the Closing as it was operated by N-able on the date of this Agreement. Its tangible assets are, to the knowledge of N-able, free from defects (patent and latent), and the assets have been maintained in accordance with normal industry practice for companies similarly situated to N-able, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are currently being used by N-able.
(d)    To the knowledge of N-able, there are no developments affecting any such property or assets, pending or threatened, which, individually or in the aggregate, might reasonably be expected to materially detract from the value of such property or assets, or materially interfere with the use of any such property or assets.
(e)    Notwithstanding anything to the contrary in this Section 4.9, N-able makes no representations or warranties in this Section 4.9 regarding any Intellectual Property assets.
4.10    Intellectual Property Rights.
(a)    Section 4.10(a) of the N-able Disclosure Schedule lists or describes (i) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by N-able (the “N-able Registered Intellectual Property Rights”); (ii) all unregistered Trademarks; (iii) all unregistered Copyrights in computer software and any other material unregistered N-able Intellectual Property; (iv) Domain Names; and (v) any proceedings or actions before any court, tribunal (including the PTO, Canadian Intellectual Property Office (“CIPO”) or equivalent authority anywhere in the world) related to any of the N-able Registered Intellectual Property Rights or N-able Intellectual Property.
(b)    Each item of N-able Registered Intellectual Property Rights is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the N-able Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such N-able Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or other foreign jurisdictions, as the case may be, for the purposes of maintaining such N-able Registered Intellectual Property Rights. Except as provided in Section 4.10(b) of the N-able Disclosure Schedule, there are no actions that must be taken by N-able within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any N-able Registered Intellectual Property Right. In each case in which N-able has acquired any Technology or Intellectual Property Right used in the Business from any Person, N-able has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and any Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to N-able. To the maximum extent provided for, by, and in accordance with, applicable Laws and regulations, N-able has recorded each assignment related to N-able Registered Intellectual Property Rights with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, CIPO or their respective equivalents in any relevant jurisdiction, as the case may be. None of the Intellectual Property Rights used by N-able, other than Intellectual Property Rights licensed from third parties pursuant to valid license agreements listed in Section 4.10(e) of the N-able Disclosure Schedule, are registered in the name of any Person other than N-able.
(c)    Each item of N-able Intellectual Property and, to N-able’s knowledge, all Intellectual Property Rights and Technology licensed to N-able (other than commercially available third party software development tools so long as no part of such tools is included in the Business’ products or services), are free and clear of any Encumbrances, other than Permitted Encumbrances. N-able is the exclusive owner of all N-able Intellectual Property.
(d)    N-able has no knowledge of any facts or circumstances that (i) N-able believes may render any N-able Intellectual Property invalid or unenforceable, including any information or fact that may constitute prior art, (ii) would render any of the N-able Registered Intellectual Property Rights invalid or unenforceable, or (iii) would adversely affect any pending application for any N-able Registered Intellectual Property Right. N-able has not misrepresented, or failed to disclose, nor does N-able have any knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any N-able Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right of N-able.
(e)    Section 4.10(e) of the N-able Disclosure Schedule lists all licenses, options or other rights granted by any third party to N-able with respect to any Technology or Intellectual Property Rights (excluding off-the-shelf, click wrap or shrink wrap licenses), used in the Business, in each case identifying the third party and the Intellectual Property Rights. Other than general know-how and information available in the public domain without charge and without any restrictions or limitations, the N-able Intellectual Property listed on Section 4.10(a) of the N-able Disclosure Schedule and the Intellectual Property Rights licensed to N-able listed on Section 4.10(e) of the N-able Disclosure Schedule constitute all the Technology and Intellectual Property Rights used in or necessary to the conduct of the Business, including the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services under development at such time).
(f)    N-able has taken commercially reasonable steps to protect its rights in its confidential information in any Technology and in the N-able Intellectual Property Rights for companies similarly situated to N-able. Except as set forth in Section 4.10(f) of the N-able Disclosure Schedule, without limiting the foregoing, N-able requires each employee or independent contractor who is involved in the development of any N-able Intellectual Property or will have access to the Trade Secrets of N-able to execute a proprietary information, confidentiality and inventions assignment agreement (which, for Canadian employees, also includes a waiver of moral rights), and all such current and former employees and independent contractors of N-able have executed a valid and binding agreement in such form that covers the periods of time in which such individuals were engaged by N-able. N-able has made available to SolarWinds a true and complete copy of all standard forms of employee invention assignments and confidentiality agreements that have been used by N-able.
(g)    Except as set forth in Section 4.10(g) of the N-able Disclosure Schedule, to the extent that any N-able Intellectual Property has been developed or created by any Person other than N-able or jointly with any Person other than N-able, N-able has a written agreement with such Person with respect thereto, and thereby has irrevocably obtained worldwide, perpetual ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights, including the right to seek past and future damages with respect thereto by operation of law or by valid assignment; and has received the waiver with respect thereto of all non-assignable rights including but not limited to all author or moral rights. Each current and former employee or independent contractor has entered into a valid and binding written agreement with N-able sufficient to vest title in N-able of all Technology and Intellectual Property Rights created by such employee or independent contractor.
(h)    All N-able Intellectual Property used in the conduct of the Business has been developed or created solely by either (i) employees of N-able acting within the scope of their employment or (ii) third parties, including independent contractors acting within the scope of their engagement, who have validly and irrevocably assigned, to the extent permitted by applicable Law, all of their rights, including Intellectual Property Rights therein, to N-able, and no third party owns or has any rights or claims to any of the N-able Intellectual Property used in the conduct of the Business, except as set forth in Section 4.10(g) of the N-able Disclosure Schedule.
(i)    No person has licensed any Technology or Intellectual Property Rights to N-able in connection with the Business (excluding off-the-shelf, click wrap or shrink wrap licenses). N-able is not in breach of, nor has it failed to perform under, any of the foregoing contracts, licenses or agreements and, to N-able’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.
(j)    The operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing of the products, technology or services of N-able did not, does not, and will not when conducted by SolarWinds in substantially the same manner following the Closing, infringe or misappropriate any

Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and N-able has not received notice from any Person claiming that such operation of the Business or any act, product, technology or service (including products, technology or services currently under development) of N-able infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does N-able have knowledge of any basis therefor).
(k)    To N-able’s knowledge, there are no material contracts, licenses or agreements (whether written or oral) between N-able and any other Person with respect to N-able’s Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by N-able thereunder.
(l)    To N-able’s knowledge, no Person is infringing or misappropriating, or has infringed or misappropriated, any N-able Intellectual Property. N-able has not brought any action, suit or proceeding for infringement of any N-able Intellectual Property or breach of any license or agreement involving Intellectual Property Rights against any third party.
(m)     No N-able Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by N-able or that may affect the validity, use or enforceability of the foregoing.
(n)    All N-able Intellectual Property is fully transferable, alienable or licensable by N-able without restriction and without payment of any kind to any third party, other than applicable fees imposed by a Governmental Entity arising from the recordation of assignments of N-able Registered Intellectual Property Rights.
(o)    N-able has not transferred ownership of, or granted exclusive rights to use, any Technology or Intellectual Property Right that is or was N-able Intellectual Property, to any other Person.
(p)    The contracts, licenses and agreements listed in Section 4.10(p) of the N-able Disclosure Schedule include all contracts, licenses and agreements (whether written or oral) to which N-able is a party with respect to any N-able Intellectual Property, including, without limitation, any licenses granted to third parties with respect to any of the N-able Intellectual Property, except for standard end user license agreements between N-able and its customers. A true and correct copy of such standard end user license agreements has been provided to SolarWinds. Any Intellectual Property Rights used by N-able in the conduct of the Business that are not N-able Intellectual Property are listed in Section 4.10(e) of the N-able Disclosure Schedule. The termination or expiration of any inbound licenses of Technology or Intellectual Property Rights (other than commercially available third party software development tools so long as no part of such tools is included in N-able’s products or services) will not adversely affect the operation of the Business. No Person who has licensed Technology or Intellectual Property Rights to N-able has ownership rights or license rights to improvements made by N-able in such Technology or Intellectual Property Rights which have been licensed to N-able.
(q)    Section 4.10(q) of the N-able Disclosure Schedule lists all contracts, licenses and agreements (whether written or oral) between N-able and any other Person wherein or whereby, with respect to the Business, N-able has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by N-able or such other person of the Intellectual Property Rights of any Person other than N-able, except for end user license agreements between N-able and its customers on the standard forms provided to SolarWinds.
(r)    Neither this Agreement, any Transaction Document nor the Contemplated Transactions, by operation of law or otherwise, or any contracts or agreements (whether written or oral) to which N-able is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any N-able Intellectual Property, (ii) N-able granting to any third party any right, title or interest to or with respect to any Technology and Intellectual Property Rights owned by, or licensed to, N-able pursuant to any agreement to which N-able is a party or by which it is bound, (iii) N-able being bound by, or subject to, any agreement not to compete or other restriction on the operation or scope of its business or the Business, (iv) any restriction on the ability of N-able to share information relating to its ongoing business or operations, or (v) N-able being obligated to pay any royalties or other amounts to any third party in excess of those payable by N-able prior to the Closing Date pursuant to agreements to which N-able is a party or by which it is bound.
(s)    Except as set forth in Section 4.10(s) of the N-able Disclosure Schedule, N-able does not and has not used any Public Software in connection with the development of its products or services or incorporated any Public Software into its products or services. The list in Section 4.10(s) of the N-able Disclosure Schedule shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which N-able has received a license to use such Public Software, and (iii) a short statement regarding how the Public Software is being used by N-able. Notwithstanding the foregoing, (a) N-able is in full compliance with all Public Software license agreements to which it is a party, and (b) N-able’s use or incorporation of Public Software has not and does not (i) grant to any third party any rights in N-able’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any source code comprising N-able Intellectual Property, (iii) require N-able to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to N-able’s enforcement of its Intellectual Property Rights. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects N-able’s exclusive ownership of such Combined Software. The term

“Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.
(t)    All data which has been collected, stored, maintained or otherwise used by N-able and its subsidiaries has been, in all material respects, collected, stored, maintained, used and disclosed in accordance with PIPEDA and all other applicable Laws, guidelines, contracts, and industry standards for companies similarly situated to N-able. Neither N-able nor any of its subsidiaries has received a notice of non-compliance with applicable data protection Laws, guidelines or industry standards, except as set forth in Section 4.10(t) of the N-able Disclosure Schedule. N-able and its subsidiaries have made all registrations that N-able and its subsidiaries are required by applicable Law to be made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within one hundred and twenty (120) calendar days of the date hereof duly paid. N-able and its subsidiaries’ practices are, and have always been, in substantial compliance with (i) their then-current privacy policy or statement, including the privacy policy or statement posted on N-able’s and its subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. N-able and its subsidiaries have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information. N-able and its subsidiaries have adequate technological and procedural measures in place in accordance with industry standards for companies similarly situated to N-able to protect personal information collected by N-able or a subsidiary of N-able against loss, theft and unauthorized access or disclosure. N-able and its subsidiaries have the full power and authority to transfer any and all rights in any individual’s personal information in N-able’s and its subsidiaries’ possession or control to SolarWinds. Neither N-able nor any subsidiary of N-able is subject to any obligation (whether written or oral) that would prevent SolarWinds from using the personal information in a manner consistent with any Law, guideline, contract or industry standard regarding the collection, retention, use, or disclosure of such information.
(u)    Each registered Trademark of N-able is used in its jurisdiction of registration, in association with all wares and services for which it is registered and in the form appearing in the applicable registration, and has been used with sufficient continuity in association with those wares and in such form, and any use by licensee of the Trademark has been controlled and enforced by N-able, as applicable, so as to avoid any abandonment, cancellation, expungement or other such challenge against the Trademark associated with non-continuous use, or otherwise (including the unenforceability of the Trademark, in each applicable jurisdiction).
(v)    N-able and each of its subsidiaries employ commercially reasonable measures in accordance with industry standards for companies similarly situated to N-able to ensure that no software contained within N-able’s products or services or otherwise used by N-able contains any material viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.
(w)    N-able owns and has good title to the source code relating to all products manufactured, sold, licensed, leased, or delivered by N-able and each service rendered by N-able (collectively, the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) has been disclosed by N-able only to employees and consultants who need to have access to such Source Code and are bound by valid and binding written non-disclosure obligations, (iii) has not been sold, transferred, or licensed to any customer or third party; (iv) is not the subject of any escrow or similar agreement or arrangement (whether written or oral) giving any third party rights in such Source Code upon the occurrence of certain events except as set forth in Section 4.10(w) of the N-able Disclosure Schedule; and (v) to the extent such Source Code is the subject of any escrow or similar agreement or arrangement, no events have occurred, and no circumstance exists, that would, or would reasonably be expected to, give rise to the release of such Source Code to such third party.
4.11    Taxes. Except as set forth in Section 4.11 of the N-able Disclosure Schedule:
(a)     N-able, N-able Canada and N-able Direct (each such corporation, for purposes of Section 4.11, a “Taxpayer,” and collectively, the “Taxpayers”), have timely filed all Tax Returns required to have been filed by them under applicable Laws, or timely filed extensions related thereto with the appropriate Governmental Entity, and have paid all Taxes required to be paid with such Tax Returns required to have been paid by them on or prior to the Closing Date. The Tax Returns filed with respect to the Taxpayers are true, correct and complete in all material respects. No Taxpayer will have any material liability for Taxes for any period ending on or before the Closing Date, or that portion of any Straddle Period up to and including the Closing Date, with respect to the operation of the Business, and transactions occurring, on or before the Closing Date, other than those liabilities for Taxes reflected as reserves on the N-able Financial Statements.
(b)    None of such Tax Returns contains a disclosure statement with respect to N-able under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law.
(c)    No Taxpayer has received notice that the Internal Revenue Service (the “IRS”), the Canada Revenue Agency or any other Governmental Entity has asserted against a Taxpayer any deficiency or claim for Taxes, and no material issue has been raised by any Governmental Entity in any audit that would result in a proposed deficiency of any Taxpayer for any pre-Closing taxable period not so examined, other than any such assessment or issue that has been fully resolved. No claim has ever been made by a Governmental Entity with which any Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that Governmental Entity, nor, to the knowledge of N-able, is there any reasonable factual basis or legal basis for any such claim. To the knowledge of N-able, none of the Taxpayers has a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between such foreign country and the Taxpayer’s country of residence.

(d)    All Tax deficiencies asserted or assessed against the Taxpayers have been paid or finally settled with no remaining amounts owed.
(e)    There is no pending or, to the knowledge of N-able, threatened action, audit, proceeding, or investigation with respect to the Taxpayers involving: (i) the assessment or collection of Taxes, or (ii) a claim for refund made by a Taxpayer with respect to Taxes previously paid.
(f)    All material amounts that are required to be collected or withheld by a Taxpayer, or with respect to Taxes of a Taxpayer, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.
(g)    N-able (i) has not been included in an affiliated group (as defined in Section 1504 of the Code) and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(h)    There are no outstanding waivers of any statute of limitations with respect to the assessment, reassessment or collection of any Tax, the filing of any Tax Returns or the payment or remittance of any Tax or amount on account of Tax.
(i)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) due and payable upon the assets of any Taxpayer.
(j)    No Taxpayer has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.
(k)    None of the Taxpayers has made nor become obligated to make, nor will any of the Taxpayers, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).
(l)    There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by any Taxpayers.
(m)    Accruals or reserves for current taxes and deferred tax liabilities as stated in the Year End Financial Statements, the Interim Financial Statements and the Estimated Closing Balance Sheet are all in accordance with ASPE applied in a manner consistent with past practices. With respect to the Estimated Closing Balance Sheet, such accruals or reserves will be adjusted in the ordinary course of business in accordance with ASPE in a manner consistent with that used in prior taxable periods.
(n)    There are no amounts outstanding and unpaid for which N-able has previously claimed a deduction from income under the Income Tax Act or any other applicable Tax Law and which may be included in N-able’s income for any taxation year ending after the Closing

Date. There are no circumstances existing which could result in the application to N-able of Section 17 of the Income Tax Act (deemed interest income with respect to unpaid amounts owed by non-residents) or Section 79 of the Income Tax Act (deemed dispositions with respect to the surrender of property by a debtor) or any equivalent provision under any other applicable Laws of similar subject matter in any Canadian province. N-able has not claimed any reserve under any provision of the Income Tax Act or any equivalent provision under any other applicable Laws of similar subject matter in any Canadian province, if as a result of such reserve any amount could be included in the income of N-able during any period ending after the date of this Agreement.
(o)    There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or predecessor regulations) or excess loss accounts described in Treasury Regulation Sections 1.1502-32 or 1.1502-19 (or predecessor regulations) or similar items, among any of the Taxpayers that will be recognized or otherwise taken into account as a result of the Contemplated Transactions.
(p)    N-able is not a party to or bound by any tax-sharing agreement, or similar arrangement (whether express or implied) as to which it could have any continuing liabilities after the Closing Date.
(q)    No Taxpayer has applied for a ruling relating to Taxes from any Governmental Entity or entered into any closing agreement with any Governmental Entity.
(r)    None of the assets of N-able is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f) or (g) of the Code.
(s)    N-able is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(t)    The Capital Stock of N-able US has not at any time within the sixty (60) month period that ends on the Closing Date derived more than 50% of its fair market value directly or indirectly from one or any combination of the following: (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (i) to (iii), whether or not the property exists, where the terms used in subparagraphs (i) to (iv) have the meaning as understood for the purpose of the Income Tax Act.
(u)    N-able has made available to SolarWinds correct and complete copies of federal, state and provincial income Tax Returns that have actually been filed on behalf of N-able for all taxable years ending on or after December 31, 2008 and all working papers, calculations, and schedules relating thereto, together with all communications relating thereto from any Governmental Entity and the response, if any, of N-able to such communication.
(v)    N-able US is not, nor has ever been, an “S corporation” within the meaning of Section 1361 of the Code.

(w)    None of the shares of Capital Stock of N-able is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
(x)    The Contemplated Transactions, either by themselves or in conjunction with any other transaction that any of the Taxpayers may have entered into or agreed to, will not give rise to any Federal income tax liability under Section 355(e) of the Code for which any of the Taxpayers may in any way be held liable.
(y)    None of the Taxpayers is a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code.
(z)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any of the Taxpayers is a party and that could be treated as a partnership for federal income tax purposes.
(aa)    N-able has not engaged, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treasury Regulations 1.6011-4(b)(2).
(bb)    No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    installment sale or open transaction disposition made on or prior to the Closing Date; or
(iii)    prepaid amount received on or prior to the Closing Date.
(cc)    Taxpayer is in compliance in all material respects with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state Governmental Entity and the consummation of the Contemplated Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.
(dd)    Each of N-able Canada and N-able Direct is registered for the purpose of the Excise Tax Act (Canada) for the collection and remittance of GST/HST and their respective registration numbers are 891621617RC0001 and 828535021RC0001 and each has complied on a timely basis with all registration, reporting, collection, remittance and other requirements in respect of all applicable Taxes. Each of N-able Canada and N-able Direct has maintained all invoices, purchase orders and all such other documents as are necessary to make any claim for input tax credits, refunds or rebates claimed or to be claimed with respect to GST/HST.
(ee)    N-able has not, directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom N-able was not dealing at arm’s length (within the meaning of the Income Tax Act) or any other Person that is controlled directly or indirectly by N-able or by the Stockholders (within the meaning of Section 482 of the Code) for consideration, the amount of which was not determined substantially in compliance with the requirements of Section 482 of the Code and the regulations thereunder or any corresponding or similar requirement of foreign Law, or been a party to any contract or transaction that could result in a liability for Tax under section 160 of the Income Tax Act or any substantially similar provisions of other applicable Tax Laws. N-able has substantially complied with all requirements under Section 247 of the Income Tax Act with respect to transfer pricing.
(ff)    There are no circumstances existing which could result, and the Closing will not result, in the application to N-able of sections 80 through 80.4 of the Income Tax Act or any substantially similar provisions of any applicable provincial Tax Laws where such application would result in an income tax liability in excess of $10,000.
(gg)     N-able has not made or authorized any payments to its directors, officers, former directors, shareholders, employees or independent contractors or to any Person not dealing at arm’s length (within the meaning of the Income Tax Act) with any of the foregoing, except in the ordinary course of its Business and at the regular rates payable to them of salary, pension, bonuses, rents or other payments of any nature.
(hh)    N-able has no loans or indebtedness outstanding made to directors, former directors, officers, shareholders, employees or independent contractors of the Taxpayer or to any Person not dealing at arm’s length (within the meaning of the Income Tax Act) with any of the foregoing.
(ii)    All non-capital losses, all expenditures on scientific research and experimental development and all investment tax credits not deducted but still deductible by any of N-able US, N-able Canada or N-able Direct under the Income Tax Act have been incurred or are derived from the carrying on of the Business of each N-able entity, respectively. The Business has been carried on by N-able since the date of its inception for profit and with a reasonable expectation of profit.
(jj)    For purposes of the Income Tax Act, the taxation year end of each of N-able US, N-able Canada and N-able Direct is December 31 of each year. The taxation year ends of N-able have not changed since their respective incorporation dates.
(kk)    The shares of N-able Canada have paid-up capital as defined in subsection 89(1) of the Income Tax Act, of no less than CDN$14,600,000.
4.12    Employee Benefit Plans.
(a)    List of Plans. Section 4.12(a) of the N-able Disclosure Schedule contains a correct and complete list of each employee benefit plan, superannuation plan and each other employment, consulting, bonus or other incentive compensation, salary continuation during any absence from active employment for disability or other reasons, supplemental retirement, sick pay, tuition assistance, club membership, employee loan, vacation pay, severance, deferred compensation, incentive, fringe benefit, change in control, retention, stock option, stock purchase, restricted stock or other compensatory plan, policy, agreement or arrangement (i) that is currently maintained, administered, contributed to or required to be contributed to by N-able, or (ii) to which N-able is a party or has any Liability, and (iii) that covers any current or former officer, director, employee or independent contractor (or any of their dependents) of N-able (collectively, the “Corporation Plans”). N-able has made available to SolarWinds accurate and complete copies of all Corporation Plan documents currently in effect or in effect at any time in the three (3) prior calendar years (and, in the absence of such documents, written descriptions) and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said Corporation Plans. N-able has also made available to SolarWinds complete copies of other current and material plan summaries, employee booklets, personnel manuals and other material documents or written materials (apart from routine forms and correspondence related to Corporation Plans) concerning the Corporation Plans of N-able as of the date hereof and as of the Closing Date.
(b)    Material Compliance. Except as otherwise set forth in Section 4.12(b) of the N-able Disclosure Schedule, each of the Corporation Plans is, and has been, operated in all material respects in accordance with its terms and each of the Corporation Plans, and administration thereof, is, and has been, in compliance in all material respects with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, the Code.
(c)    (i) None of the Corporation Plans is a U.S. Benefit Plan; (ii) neither N-able nor any current or former subsidiary of N-able has sponsored, maintained or contributed to any U.S. Benefit Plan; and (iii) neither N-able nor any subsidiary of N-able has or will have any Liability relating to, or arising from, a U.S. Benefit Plan of an ERISA Affiliate of the Corporation.
(d)    Funding.
(i)    All contributions, premiums or other payments by N-able due or required to be made under any Corporation Plan prior to the date hereof or the Closing Date have been made as of the date hereof and as of the Closing Date, as applicable, in accordance with applicable Law or, if required by ASPE, are properly reflected on N-able’s financial statements; and
(ii)    There are no pending (or, to the knowledge of N-able, threatened) audits, investigations, examinations, actions, liens, suits, or proceedings relating to any Corporation Plan other than routine claims by Persons entitled to benefits thereunder, nor is any Corporation Plan the subject of any pending (or, to the knowledge of N-able, any threatened) investigation or audit by any Governmental Entity or any other Person.
(e)    Certain Other Matters. Except as reserved for on the Estimated Closing Balance Sheet and to the best of its knowledge, N-able has no Liability or potential Liability in any form whatsoever, and N-able will not have Liability or potential Liability in any form whatsoever, with regard to any Corporation Plan, as a result of (i) any failure to amend any Corporation Plan pursuant to the requirements of applicable Law; (ii) the classification or misclassification of employee and independent contractors; or (iii) the failure to comply with applicable Law.
(f)    Effect of Transaction. Except as otherwise provided in this Agreement or specifically set forth in Section 4.12(f) of the N-able Disclosure Schedule hereto, no employee or former employee of N-able or any other Person will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Contemplated Transactions, and there is no contract, plan or arrangement covering any employee or former employee of N-able or any other Person that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible to SolarWinds or N-able by reason of Sections 280G of the Code.
(g)    No Employer or Closely-Held Stock. During all relevant time periods, no Corporation Plan has owned stock or any other equity security of (i) N-able or (ii) any non-publicly traded corporation or company.
4.13    Agreements, Contracts and Commitments. Section 4.13 of the N-able Disclosure Schedule contains a true, complete and correct list of Contracts (or, in the case of oral Contracts, summaries thereof) to which N-able is a party and which are material to N-able or the Business after the Closing, except for end user license agreements between N-able and its customers on the standard forms provided to SolarWinds (collectively, the “Material Contracts”). True and complete copies of all written Material Contracts and true and complete summaries of all oral Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished to SolarWinds. Each Material Contract is valid, subsisting, in full force and effect and binding upon N-able and, to the knowledge of N-able, the other parties thereto in accordance with its terms. N-able is not in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by N-able) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by N-able, nor, to the knowledge of N-able, is any other party to any Material Contract in default thereunder (nor does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Material Contracts is currently being renegotiated, and except as set forth on Section 4.13 of the N-able Disclosure Schedule, the validity, effectiveness and continuation of each of the Material Contracts will not be materially adversely affected by the Contemplated Transactions. To the knowledge of N-able, no party to any of the Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract. Except as set forth on Section 4.13 of the N-able Disclosure Schedule, none of the Material Contracts require consents to be obtained by N-able as a result of the Contemplated Transactions. On or prior to the Effective Time, N-able shall have obtained all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Contemplated Transactions or for such Material Contracts to remain in effect without modification after the Closing.
4.14    Transactions with Affiliates. Other than as set forth in Section 4.14 of the N-able Disclosure Schedule, there are no loans, leases, royalty agreements or other continuing transactions between N-able and any of its present directors or officers or, to N-able’s knowledge, former directors or officers or current or former employees (other than ordinary course proprietary information, invention assignment, non-competition or non-solicitation agreements that restrict the ability of such employee to compete with or solicit from N-able), consultants, representatives or stockholders or any member of any director, officer, employee, consultant, representative or stockholder’s family. To N-able’s knowledge, none of N-able’s present directors, officers, employees, consultants or Principal Stockholders has any direct or indirect interest in any entity that does business with N-able (other than any interest in less than 3% of the stock of any publicly traded corporation), has any direct or indirect interest in any entity which competes with the Business, has any direct or indirect interest in any property, asset or right used by N-able in the conduct of the Business or, other than as set forth in Section 4.14 of the N-able Disclosure Schedule, has any contractual relationship (whether written or oral) with N-able other than such relationships that result solely from being an N-able director, officer, employee, consultant or Principal Stockholder.
4.15    Environmental Matters. N-able is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits and all past non-compliance, if any, of N-able with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, except where such failure to comply or failure to resolve will not affect N-able, the Business, SolarWinds or the Surviving Corporation.
4.16    Customers and Suppliers. A true and correct list of (i) all N-able customers and suppliers and (ii) each contract, agreement, contract right, license agreement, purchase and sale order, quotation or other executory right (whether written or oral) between N-able and any of its customers or suppliers and related to the Business, has been provided to SolarWinds. Section 4.16 of the N-able Disclosure Schedule sets forth a true and correct list of (a) N-able’s fifty (50) largest customers and (b) N-able’s ten (10) largest suppliers (collectively, the “Customers and Suppliers”). Since December 31, 2012, N-able has not received (i) written notice that there has been a loss of, or material subscription cancellation by, any such Customer or Supplier, (ii) written notice of termination by any other material customer or (iii) written notice of termination from any of its customers which, in the aggregate, represent more than 5% of N-able’s revenues.
4.17    Warranties; Defects; Liabilities. Each product developed, sold, licensed, leased, or delivered by N-able, and each service rendered by N-able, in the course of the Business has been in conformity with all applicable contractual commitments (whether written or oral) and all express and implied warranties except where the failure to be in such conformity would not have an N-able Material Adverse Effect. N-able has no liability (and to the knowledge of N-able, there is no current reasonable basis for any Action against it giving rise to any liability) for replacement or repair of any such products or with respect to any such services, or for other damages in connection therewith. Except as set forth in Section 4.17 of the N-able Disclosure Schedule, no product manufactured, sold, licensed or delivered by N-able, or service rendered by N-able, in the course of the Business is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of N-able relating to such sale, license, delivery or service.

4.18    Employee Matters.
(a)    Section 4.18(a) of the N-able Disclosure Schedule contains a true and complete list of all employees who are employed by, and of all independent contractors rendering service to, N-able as of the Closing Date, and such list correctly reflects their names, dates of employment, positions, salaries, wage rates, other compensation plans (other than benefits under the Corporation Plans) and status (active or non-active and, if non-active, reason and length of time not active).
(b)    N-able has not made any statements to current employees or contractors of N-able indicating or implying that SolarWinds has an obligation to such employee or contractor or otherwise to retain the services of such employees or contractors of N-able permanently or for any fixed period of time after Closing.
(c)    There are no Actions pending, or, to the knowledge of N-able, threatened or reasonably anticipated relating to any labor and employment, safety or discrimination matters involving any employee or independent contractor of N-able that could affect the Business or adversely affect SolarWinds’ operation of the Business substantially in the manner being conducted. N-able is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees or contractors and no collective bargaining agreement is being negotiated by N-able. To the knowledge of N-able, there are no current attempts to organize or establish any labor union or employee association with respect to any employees or contractors of N-able. There are no industrial awards or other instruments made or approved under Law which apply to any employee or independent contractor of N-able.
(d)    N-able is in compliance, in all material respects, with all terms and conditions of employment contracts and independent contractor contracts and all Laws respecting employment and employment practices, including terms and conditions of employment, collective bargaining, layoffs, immigration, wages, hours of work, overtime, pay equity, long service leave, workers compensation, labour relations, workplace safety and insurance, occupational health and safety and human rights, except as set forth in Section 4.18(d) of the N-able Disclosure Schedule.
(e)    All work permits and other documents related to the right of all current employees of N-able to work in Canada, Australia or the Netherlands for N-able, as applicable, that are the responsibility of N-able have been obtained and are in full force and effect. No notice has been received by N-able nor is N-able aware of any circumstances which would disentitle any of the employees currently working for N-able in Canada, Australia or the Netherlands, as applicable, to become ineligible to do so following Closing, except as set forth in Section 4.18(e) of the N-able Disclosure Schedule.
(f)    N-able has paid, or has accurately reflected in its books and records, all compensation, remuneration, salaries, wages and other material compensation, including termination and severance pay (if applicable) accruing up to the Closing in respect of all current and former employees and all current and former independent contractors of N-able. There are no bonuses or incentives that are payable to employees of N-able in respect of projects or work undertaken for the period ending on Closing.
(g)    True and correct copies have been provided to SolarWinds of (i) any agreement providing for payments to any director, officer, employee or independent contractor in connection with a change of control of N-able, or (ii) any agreement as to length of notice or severance payment required to terminate employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance. There are no promises of, or other legally binding commitments to provide, increases of compensation to the employees of N-able over or beyond those set out in such contracts of employment or Corporation Plans.
(h)    No notice has been received by N-able Canada or N-able Direct of any complaint filed by any of its employees instituting a proceeding or claiming a violation of the Employment Standards Act (Ontario) or applicable Laws of similar subject matter in any other jurisdiction, or of any complaints or proceedings of any kind involving either N-able Canada or N-able Direct or, to the knowledge of N-able, any of the employees before any labour relations board, human rights tribunal or other adjudicative body pursuant to statute or otherwise. There are no outstanding orders or charges against either N-able Canada or N-able Direct under the Occupational Health and Safety Act (Ontario) or applicable Laws of similar subject matter in any other jurisdiction. During the one year prior to Closing, there have been no workplace accidents or incidents which have been reported to or investigated by any police force or Governmental Entity which it is reasonably anticipated could result in an order, charge, levy, assessment or penalty under applicable Laws. All levies, assessments and penalties made against either N-able Canada or N-able Direct pursuant to the Occupational Health and Safety Act (Ontario) or applicable Laws of similar subject matter in any other jurisdiction have been paid and neither N-able Canada nor N-able Direct has been reassessed or subject to a surcharge or additional payment under any such legislation during the past five years.
(i)    All accruals for unpaid premiums for Employment Insurance, Workplace Safety and Insurance Act premiums, Canada Pension Plan premiums, Australian superannuation, works compensation insurance premiums have been reflected in the books and records of N-able Canada or N-able Direct as applicable.
(j)    Other than as set forth in Section 4.18(j) of the N-able Disclosure Schedule, none of the current employees or independent contractors of N-able has given N-able written notice terminating his or her employment or engagement with N-able, or terminating his or her employment upon a sale of, or business combination relating to, N-able or in connection with the Contemplated Transactions. Other than as set forth in Section 4.18(j) of the N-able Disclosure Schedule, since December 31, 2012, N-able has not terminated any employees or independent contractors. Other than as may be determined in connection with the Contemplated Transactions, N-able has no present intention to terminate the employment of any current employee or independent contractor of N-able. To the knowledge of N-able, no current employee, consultant or independent contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (i) the performance by such Person of any of his or her duties or responsibilities for N-able or (ii) N-able’s Business.
(k)    N-able has complied with all obligations to pay Australian superannuation contributions to any superannuation fund or other superannuation entity, and has complied with and discharged all other obligations in respect of superannuation, whether arising under Law, trust deed, agreement, industrial instrument or otherwise. N-able has no liability to pay any amount by way of superannuation guarantee charge pursuant to the Superannuation Guarantee (Administration) Act 1992 (Cth), or any other amount pursuant to that legislation, in respect of any employee or director of N-able. Except for its obligations under the Corporation Plans, N-able does not contribute to, or have any obligation, liability or duty to make any payment to any person in respect of Australian superannuation other than those amounts or superannuation contributions which have not yet become due and payable.
4.19    Complete Copies of Materials. All Contracts provided by N-able to SolarWinds in the electronic data room as part of the due diligence efforts for the Contemplated Transactions are inclusive of all material amendments, exhibits and schedules to such Contracts.
4.20    Bankruptcy; Insolvency. N-able has not (i) instituted proceedings under any applicable bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii)  become insolvent, (ix) failed generally to pay its debts as they become due, or (x)  taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.
4.21    Brokers or Finders. Except as otherwise set forth in Section 4.21 of the N-able Disclosure Schedule, N-able has not incurred, and will not incur, directly or indirectly, as a result of any action taken by N-able, any liability for any fee, compensation or commission or any similar charges to any Person in connection with this Agreement or the Contemplated Transactions.
4.22    No Restrictions. Except as set forth on Section 4.22 of the N-able Disclosure Schedule, N-able is not a party to, and no asset or property of N-able is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise, and whether written or oral) (each, a “Restriction”) that restricts or prohibits, or purports to restrict or prohibit, N-able from freely engaging in the Business or from competing anywhere in the world (including any contracts, covenants or agreements (whether written or oral) restricting the geographic area in which N-able may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that N-able may address in operating the Business; or restricting the prices which N-able may charge for its products or technology or services), or includes any grants by N-able of exclusive rights or licenses other than Restrictions which do not and will not materially affect the conduct of the Business.

4.23    Insurance. Section 4.23 of the N-able Disclosure Schedule contains a complete and accurate list and description of all insurance policies which are owned by N-able or which name N-able as an insured and which pertain to the assets, operations, or employees of the Business. All such insurance policies are valid and binding and in full force and effect, N-able is in material compliance with such policies and N-able has not received any written notice of termination or non-renewal of any such insurance policies.
4.24    Bank Accounts. Section 4.24 of the N-able Disclosure Schedule sets forth (i) the name of each Person with whom N-able maintains an account or safety deposit box, (ii) the address where each such account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.
4.25    Powers of Attorney. No power of attorney has been granted by N-able that is currently in effect. N-able has not given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to N-able.
4.26    No Unusual Transactions. Except (i) as set forth on Section 4.26 of the N-able Disclosure Schedule, (ii) in connection with the Contemplated Transactions or (iii) as set forth in this Agreement, since March 31, 2013, N-able has conducted its business in the ordinary course of business and, without limiting the generality of the foregoing, N-able has not:
(a)    incurred or discharged any secured or material unsecured liability or obligation (whether accrued, absolute or contingent) other than (i) liabilities and obligations disclosed in the Interim Financial Statements or the Estimated Closing Balance Sheet, or (ii) those liabilities arising in the ordinary course of business under any contract, lease, commitment or agreement disclosed in the N-able Disclosure Schedule to this Agreement or not required to be disclosed therein because of the term or amount involved;
(b)    waived or cancelled any claim, account receivable or trade account involving amounts in excess of $50,000;
(c)    made any capital expenditure, individually or in the aggregate, in excess of $50,000;
(d)    sold or otherwise disposed of or lost any material asset or used any of its material assets other than, in each case, for proper corporate purposes and in the ordinary course of business;
(e)    entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $25,000 in the aggregate other than in the ordinary course of business or in connection with the Contemplated Transactions;
(f)    suffered any extraordinary losses, excluding contingent liabilities, whether or not covered by insurance;

(g)    modified any of the N-able Charter Documents;
(h)    made (i) (A) any material increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its directors or officers, or (B) any material increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its employees, other than such increases or changes in the ordinary course of business, or (ii) any material bonus or other incentive payments or arrangements with any of its directors, officers or employees;
(i)    reserved, declared, made or paid any dividend or redeemed, retired, repurchased, purchased, or otherwise acquired any of the N-able Capital Stock, or any of its other corporate securities;
(j)    removed any director or terminated any officer;
(k)    entered into, terminated, cancelled, amended or modified any Contract involving amounts in excess of $25,000 in the aggregate, other than in the ordinary course of business or in connection with the Contemplated Transactions;
(l)    made any material change in its accounting policies, practices and calculations as utilized in the preparation of N-able’s Year End Financial Statements as of December 31, 2012;
(m)    voluntarily permitted any Person to subject any Shares or the properties of N-able to any additional Encumbrance (other than Permitted Encumbrances);
(n)    (i) made any loan or advance to any Person (other than advance of business expenses in the ordinary course of N-able’s business), (ii) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of any Person, or (iii) issued (or arranged for the issuance of) any bond or letter of credit to any Person;
(o)    except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Corporation Plans;
(p)    purchased, sold, leased, or otherwise disposed of any of its material properties or any right, title or interest therein other than in the ordinary course of business;
(q)    failed to maintain its books in a manner that fairly and accurately reflects its income, expenses and liabilities in accordance with applicable accounting standards, including, without limitation, ASPE, and using accounting policies, practices and calculations, all applied in a manner consistent with past periods and throughout the periods involved, except where the failure to do so would not reasonably be expected to result in an N-able Material Adverse Effect;
(r)    failed to perform duly and punctually in all material respects all of its material contractual obligations in accordance with the terms thereof, except where the failure to do so would not reasonably be expected to result in an N-able Material Adverse Effect; or

(s)    authorized, agreed or otherwise committed to any of the foregoing.
4.27    Representations Complete. To N-able’s knowledge, none of the representations or warranties made by N-able in this Agreement or in any schedule hereto, including the N-able Disclosure Schedule, or in any certificate furnished by N-able pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
4.28    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or in any schedule hereto, including the N-able Disclosure Schedule, or in any certificate furnished by N-able pursuant to this Agreement, N-able US hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to SolarWinds, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been provided to SolarWinds or Merger Sub by any Representative of N-able US or any of its Affiliates).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SOLARWINDS
SolarWinds represents and warrants to N-able US, and acknowledges that N-able US is relying upon such representations and warranties in connection with the Merger and the consummation of the Contemplated Transactions, and that the statements contained in this Article V are true and correct as of the date hereof.
5.1    Corporate Organization, Standing and Power.
(a)    SolarWinds is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. SolarWinds has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a SolarWinds Material Adverse Effect. SolarWinds is not in violation of any of the provisions of its Certificate of Formation, dated November 24, 2008 or its Amended and Restated Limited Liability Company Agreement, dated November 17, 2008.
(b)    The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in the State of Delaware. The Merger Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

5.2    Authority.
(a)    SolarWinds and the Merger Sub, as applicable, have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of SolarWinds and the Merger Sub, as applicable. This Agreement and the other Transaction Documents have been duly executed and delivered by SolarWinds and the Merger Sub, as applicable, and (assuming due authorization, execution and delivery by each other party thereto) constitute valid and binding obligations of SolarWinds and the Merger Sub, as applicable, enforceable against SolarWinds and the Merger Sub, as applicable, in accordance with their terms subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors or similar Laws affecting creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether considered in a proceeding at Law or in equity).
(b)    The execution and delivery of this Agreement and the other Transaction Documents by SolarWinds and the Merger Sub, as applicable, do not, and the consummation of the Contemplated Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Certificate of Incorporation or Bylaws of the Merger Sub or the Certificate of Formation or Amended and Restated Limited Liability Company Agreement of SolarWinds.
(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to SolarWinds or the Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a SolarWinds Material Adverse Effect and would not prevent, or materially alter or delay any of the Contemplated Transactions.
5.3    Litigation. There is no Action pending before any Governmental Entity or, to the knowledge of SolarWinds, threatened (including allegations that could form the basis for future Action), against SolarWinds or any of its properties, officers, directors or stockholders (in their capacities as such), or any judgment, decree or order against SolarWinds, in each case that could reasonably be expected to have a SolarWinds Material Adverse Effect.
5.4    Sufficiency of Funds. SolarWinds has sufficient immediately available funds to pay the Purchase Price pursuant to this Agreement and satisfy the Surviving Corporation’s Liabilities post-Closing.
5.5    Brokers or Finders. SolarWinds and the Merger Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by SolarWinds or the Merger Sub,

any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Contemplated Transactions.
ARTICLE VI
COVENANTS
6.1    Normal Course. From the date hereof until the Effective Time, N-able shall, except as otherwise expressly contemplated by this Agreement or as consented to by SolarWinds in writing, use its commercially reasonable efforts to (a)(i) maintain, in all material respects, its business organization and the Business, (ii) preserve its goodwill and the confidentiality of its business know-how, (iii) keep available to N-able the services of its respective current officers and employees and preserve its present material business relationships, and (iv) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage); and (b) conduct the Business in the ordinary course of business, except as otherwise directly or indirectly contemplated by this Agreement.
6.2    Conduct of Business. From the date hereof until the Effective Time, N-able shall not, except as directly or indirectly contemplated by this Agreement (including Section 6.2 of the N-able Disclosure Schedule), do, or propose to do, any of the following without the prior written consent of SolarWinds, which consent shall not be unreasonably withheld, conditioned or delayed:
(a)    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Capital Stock of N-able, or split, combine or reclassify any Capital Stock of N-able or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Capital Stock of N-able, or purchase or otherwise acquire, directly or indirectly, any of N-able’s Capital Stock (except for the repurchase of shares of N-able US Common Stock at cost from employees, directors, consultants or contractors in connection with the termination of services pursuant to existing repurchase rights), other than any dividend in respect of the Series B Convertible Preferred Stock of N-able US;
(b)    Issue, deliver, sell or authorize, propose or commit to the issuance, delivery or sale of, any of N-able’s Capital Stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than in connection with any outstanding Options or Warrants which are exercised by an Option Holder or Warrant Holder, as applicable, between the date hereof and the Effective Time;
(c)    Accelerate, amend or change the period of exercisability of any Option or Warrant (other than the automatic acceleration of, or amendments or changes to, the period of exercisability of any outstanding Option or Warrant pursuant to the terms of such Warrant, Option, or corresponding option plan in connection with the Merger);
(d)    Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

(e)    Sell, lease, license or otherwise dispose of any of its material properties or assets, except in ordinary course of business;
(f)    (i) Increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any director, officer, consultant, agent, or employee, other than (A) as required by Law, (B) pay raises in the ordinary course of business or (C) to satisfy a contractual commitment existing prior to the date of this Agreement; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, other than the payment of severance or termination pay in accordance with any existing contractual commitments or the terms of any Corporation Plan; (iii) enter into any collective bargaining agreement; (iv) establish, adopt, enter into or amend (except as may be required by Law) or increase any benefits under any Corporation Plan; or (v) forgive any indebtedness of any employee to N-able;
(g)    Amend any of the N-able Charter Documents;
(h)    Make any loans to any person or entity or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the ordinary course of business consistent with past practice);
(i)    Initiate any litigation or arbitration proceeding;
(j)    Modify, amend or terminate any Material Contract (other than any modification or amendment in the ordinary course of business), or waive, release or assign any material rights or claims, including any write-off or other compromise of any Accounts Receivable or commit any act or fail to take any action that would result in a material breach of such a contract;
(k)    Make or rescind any Tax election, settle or compromise any material Tax liability or amend any Tax Return;
(l)    Make or commit to make any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, except to the extent that any such expenditure is reflected in a budget previously approved by the Board of Directors of N-able;
(m)    Enter into any new license for any intellectual property to or from any third party other than in the ordinary course of business;
(n)    Fail to timely pay accounts payable and other obligations in the ordinary course of business or accelerate the payment of any Accounts Receivable other than (i) in the ordinary course of business or (ii) matters contested in good faith;
(o)    Mortgage or pledge any of its material property or assets or subject any such assets to any Encumbrance (other than Permitted Encumbrances);
(p)    Hire any employees or retain any consultants;

(q)    Create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount in excess of $5,000, or guarantee or endorse any obligation or the net worth of any Person;
(r)    Create, incur, assume or otherwise become liable for any material contingent liability as guarantor or otherwise with respect to the obligations of others;
(s)    Pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise, that is not yet due, in an amount in excess of $25,000;
(t)    Adopt a plan of complete or partial liquidation or resolution as providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or
(u)    Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (t) above.
6.3    Exclusivity. From the date hereof until May 31, 2013 (the “Exclusivity Period”), N-able US and its Representatives will not (a) engage in any negotiations with any Person other than SolarWinds relating to a proposed Acquisition Transaction, (b) solicit, initiate, encourage or facilitate making, initiating or submitting any proposal or offer from any Person other than SolarWinds relating to a proposed Acquisition Transaction, or (c) participate in any discussions or negotiations or enter into any letter of intent, agreement or understanding with, or knowingly provide any non-public information to any Person other than SolarWinds relating to or in connection with a proposed Acquisition Transaction. If N-able violates or breaches this Section 6.3 and within six (6) months after the Exclusivity Period, signs a letter of intent or other agreement for the purchase of a substantial portion of the assets or business of N-able, and the transaction closes, then N-able agrees that under these circumstances SolarWinds would be entitled to damages and that the amount of damages would be difficult and complicated to prove and N-able agrees to pay SolarWinds an aggregate fee of $6,000,000, which shall serve as liquidated damages and be the exclusive remedy for breach of this Section 6.3.
6.4    Employment; Corporation Plans.
(a)    SolarWinds may, in its sole discretion, identify N-able employees as Continuing Employees to receive offers of employment by SolarWinds or its Affiliates, or continue under such employees’ current employment terms with N-able. Such employment offers to the Continuing Employees shall be effective as of the Effective Time. Such employment offers or continuation of employment, as the case may be, to the Continuing Employees shall be on such terms and conditions as SolarWinds shall determine in its discretion.
(b)    Nothing contained in this Article VI shall create any rights in any Continuing Employee to continued employment for any period after the Closing Date.
(c)    From and after the Closing Date, any Continuing Employee who signs the necessary paperwork for such employment including the Employee Proprietary Information

Agreement (collectively, the “Standard Employee Documents”) and chooses to remain an employee of N-able or become an employee of SolarWinds, as the case may be, shall be provided with benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of SolarWinds, and each such Continuing Employee will receive (to the extent he or she elects to participate and it is permitted by Law) credit for past service with N-able for purposes of eligibility to participate and vesting (other than with respect to stock options and other equity based awards) under any Corporation Plan (including any SolarWinds 401(k) plan or for benefit accrual purposes under any Welfare Plan offered by SolarWinds to such employee, including (other than for defined benefit pension plans) any vacation/paid time off policy).
(d)    Any compensation amounts related to severance payable under any agreement between N-able Canada, on the one hand, and the Chief Executive Officer and/or Chief Financial Officer of N-able Canada, on the other hand, shall be paid by N-able prior to Closing. Any other amounts payable in connection with the termination of any employee of N-able who is not a Continuing Employee and whose employment is terminated after the date hereof shall be paid by SolarWinds.
(e)    N-able will terminate or transfer all N-able employees other than the Continuing Employees immediately prior to Closing.
(f)    Prior to the Closing, N-able shall take all necessary action to terminate effective immediately prior to the Closing in accordance with applicable Laws any Corporation Plan that SolarWinds indicates covering any N-able employee.
6.5    Access to Books and Records Following the Closing. Following the Closing, SolarWinds shall permit the Equity Holder Representatives and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of N-able and/or SolarWinds that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Equity Holder Representatives and their representatives shall take such action as is deemed necessary in the reasonable judgment of SolarWinds and N-able to schedule such access and visits through a designated officer of N-able and in such a way as to avoid disrupting the normal business of SolarWinds and/or N-able, (b) neither SolarWinds nor N-able shall be required to take any action that would constitute a waiver of the attorney-client or other privilege and (c) neither SolarWinds nor N-able need supply the Equity Holder Representatives, or their representatives, with any information which, in the reasonable judgment of SolarWinds or N-able (as the case may be), is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Entity prohibiting certain persons from sharing information.
6.6    Certain Tax Matters.
(a)    Tax Periods Ending on or Before the Closing Date. SolarWinds shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis and on a basis reasonably consistent with N-able’s past practice (unless SolarWinds is advised otherwise by its independent outside tax consultants that such practice is contrary to applicable Law), all Tax Returns with respect to N-able for taxable periods ending on or prior to the Closing Date and required to be filed thereafter (the “Prior Period Returns”). SolarWinds shall be entitled to be reimbursed from the Escrow Fund established pursuant to Section 7.4 hereof the reasonable costs of preparing and filing all such Prior Period Returns. SolarWinds shall provide a draft copy of such Prior Period Returns to the Equity Holder Representatives for review at least ten (10) Business Days prior to the due date thereof. The Equity Holder Representatives shall provide comments to SolarWinds at least five (5) Business Days prior to the due date of such returns and SolarWinds shall make all changes reasonably requested by the Equity Holder Representatives in good faith (unless SolarWinds is advised in writing by its independent outside tax consultants that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on SolarWinds or any of its Affiliates in any taxable period ending after the Closing Date). Within five (5) Business Days after the date on which SolarWinds pays any Taxes of N-able with respect to any Prior Period Return, the N-able Equity Holders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Estimated Closing Balance Sheet and taken into account as a current liability for purposes of calculating the Closing Working Capital Amount, pay, or cause to be paid, all Taxes with respect to N-able shown to be due on such Prior Period Returns. In the event that the N-able Equity Holders for any reason fail to make the payment contemplated in the previous sentence, then SolarWinds may bring an indemnification claim under Article VII.
(b)    Tax Periods Beginning Before and Ending After the Closing Date.
(i)    SolarWinds shall prepare, or cause to be prepared, and file, or cause to be filed, on a basis reasonably consistent with N-able’s past practice, any Tax Returns of N-able for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each, a “Straddle Period”). SolarWinds shall provide a draft copy of such Straddle Period Returns to the Equity Holder Representatives for review at least ten (10) Business Days prior to the due date hereof. The Equity Holder Representatives shall provide comments to SolarWinds at least five (5) Business Days prior to the due date of such returns and SolarWinds shall make all changes reasonably requested by the Equity Holder Representatives in good faith (unless SolarWinds is advised in writing by its independent outside tax consultant that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on SolarWinds or any of its Affiliates in any taxable period ending after the Closing Date). Within five (5) Business Days after the date on which SolarWinds pays any Taxes of N-able with respect to any Straddle Period, the N-able Equity Holders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Estimated Closing Balance Sheet and taken into account as a current liability for purposes of calculating the Closing Working Capital Amount, pay to SolarWinds the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”). In the event that the N-able Equity Holders for any reason fail to make the payment contemplated in the previous sentence, then SolarWinds may bring an indemnification claim under Article VII.
(ii)    For purposes of this Agreement:

(1)    In the case of any gross receipts, sales and use, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of N-able.
(2)    In the case of any Taxes (other than gross receipts, sales and use, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the N-able Equity Holders shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, SolarWinds shall be responsible for any Taxes related thereto). Notwithstanding the foregoing, Section 6.6(d) will exclusively govern the allocation of Taxes described therein.
(iii)    SolarWinds shall be responsible for any Taxes with respect to the Post-Closing Tax Period of the Straddle Periods.
(c)    Cooperation on Tax Matters.
(i)    SolarWinds and the Equity Holder Representatives shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding (including any determination by SolarWinds of any limitation on the net operating losses or other tax attributes of N-able under Code Sections 382, 383 or 384) and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SolarWinds and the Equity Holder Representatives, on behalf of the Equity Holders, agree (A) to retain all books and records with respect to Tax matters pertinent to N-able relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by SolarWinds or the Equity Holder Representatives, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, SolarWinds or the Equity Holder Representatives, as the case may be, shall allow the other to take possession of such books and records.
(ii)    SolarWinds and the Equity Holder Representatives further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).
(iii)    The Equity Holder Representatives further agree, as and to the extent reasonably requested by SolarWinds, to provide SolarWinds with all information that SolarWinds may require to satisfy the requirements of FASB Interpretation 48.
(d)    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any Governmental Entity) shall be shared equally between SolarWinds on the one hand and the N-able Equity Holders on the other, and each shall be responsible for one-half of such Taxes. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other Parties will join in the execution of any such Tax Returns and other documentation.
(e)    Treatment of Options. As Canadian employers, N-able Canada and N-able Direct shall, and following the Closing SolarWinds shall cause N-able Canada and N-able Direct to, and SolarWinds, N-able Canada and N-able Direct shall cause any person not dealing at arms’-length with such employers to, elect not to deduct amounts paid to their employee Option Holders for the cancellation of Options pursuant to Section 3.6(b) in computing such corporation’s or non-arms’-length person’s income for Canadian income tax purposes. The holders of Options are intended to be third party beneficiaries of this Section 6.6(e) from and after the Closing.
(f)    Indemnification and Tax Contests. SolarWinds’ and the N-able Equity Holders’ payment and indemnification obligations with respect to the covenants in this Section 6.6 together with the procedures to be observed in connection with any Tax contest, shall be governed by Article VII.

6.7    Spreadsheet. Not less than two (2) Business Days prior to the Closing Date, N-able shall deliver to SolarWinds a spreadsheet (the “Estimated Spreadsheet”) substantially in the form of Section 4.2 of the N-able Disclosure Schedule, which Estimated Spreadsheet shall, in addition to the information set forth on Section 4.2 of the N-able Disclosure Schedule, include, as of the Closing (on a pro forma basis) (i) a list of all N-able Equity Holders and their respective addresses (to the extent known), (ii) the number of shares of N-able Capital Stock held by such N-able Equity Holders, (iii) the portion of the Purchase Price due to each N-able Equity Holder, (iv) the amount of the Escrow Cash to be deposited with the Escrow Agent on behalf of each N-able Equity Holder and (v) the Pro Rata Share of each N-able Equity Holder. At or prior to the Closing, N-able shall revise the Estimated Spreadsheet to reflect any changes or correct any inaccuracies set forth in the Estimated Spreadsheet provided pursuant to the first sentence of this Section 6.7 (such final spreadsheet delivered to SolarWinds pursuant to Section 3.5(a)(iv), the “Spreadsheet”).
6.8    Director and Officer Liability.
(a)    SolarWinds agrees that all rights to indemnification for acts or omissions occurring prior to the Closing existing as of the date of this Agreement under (i) any N-able Charter Document or (ii) any written agreement pursuant to which N-able US, N-able Canada and/or N-able Direct is a party providing for indemnification in favor of the current and former directors and/or officers of N-able US, N-able Canada and/or N-able Direct shall survive the Closing and shall continue in full force and effect in accordance with their terms following the Closing, and SolarWinds shall, and shall cause the Surviving Corporation to, fulfill and honor such obligations to the maximum extent permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, this Section 6.8(a) is intended to benefit each Person who was a director and/or an officer of N-able prior to the Closing, and shall be binding on all successors of SolarWinds and N-able. SolarWinds hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.8(a) and the N-able Charter Documents. In the event that SolarWinds, the Surviving Corporation or any of their successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of SolarWinds or the applicable N-able entity or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8(a).
(b)    Prior to the Closing, N-able US shall obtain and fully pay for “tail” insurance policies with a claims period of at least (6) six years from the Closing Date from an insurance carrier with the same or better credit rating as N-able US’ current insurance carrier with respect to the directors’ and officers’ liability insurance in an amount and scope at least as favorable as N-able US’ existing policies with respect to matters existing or occurring at or prior to the Closing Date.
(c)    The provisions of this Section 6.8 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of N-able and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the N-able Charter Documents or any Contract or applicable Law. The obligations of SolarWinds under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

6.9    Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Business to SolarWinds, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the Contemplated Transactions. Without limiting the generality of the foregoing, the Equity Holder Representatives agree, on behalf of the N-able Equity Holders, to assist SolarWinds, N-able or its or their designee, in every proper way, to secure the rights of SolarWinds or N-able in any N-able Intellectual Property Rights, including the completion and filing of any patent, trademark or copyright applications with the PTO, CIPO or any foreign agency.

ARTICLE VII

ESCROW AND INDEMNIFICATION
7.1    Survival of Representations, Warranties and Covenants. The Indemnifying Parties’ liability for Damages resulting from the breach of any covenant of N-able, to the extent to be performed pre-Closing under this Agreement, or breach of any representations or warranties of N-able under this Agreement, shall survive the Closing and continue until that date that is eighteen (18) months following the Closing Date. Notwithstanding the foregoing:
(a)    (i) claims for indemnification based on breaches of representations and warranties in connection with Section 4.11 (Taxes) shall survive through and until that date that is sixty (60) days after the last day upon which any Governmental Entity is entitled to assess or reassess N-able with respect to any Tax, having regard to any waivers given by N-able in respect of the Tax, and any entitlement of a Governmental Entity to assess or reassess in the event of fraud or misrepresentation or attributable to neglect, carelessness or willful default and (ii) claims for indemnification based on breaches of representations and warranties in connection with Section 4.12 (Employee Benefit Plans) shall survive through and until that date that is thirty (30) days after the expiration of the applicable statute of limitations (together, the “Statute of Limitation Claims”); and
(b)    claims for indemnification based on breaches of representations and warranties in connection with Section 4.1 (N-able Corporate Organization, Standing and Power), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.9 (Title to Property and Assets), Section 4.21 (Brokers or Finders) and fraud, willful misrepresentation and willful breach shall survive indefinitely (“Indefinite Claims”).

The Statute of Limitation Claims and Indefinite Claims are collectively the “Surviving Claims.” Unless otherwise specified herein, to the extent that any covenants in this Agreement describe performance by the Parties hereto from and after the Closing, such covenants shall survive the Closing until such covenants are fully performed by the applicable Party or waived by the beneficiaries thereof.
7.2    Indemnification.
(a)    From and after the Closing, and subject to the provisions of Section 7.1 and Section 7.3, the N-able Equity Holders (the “Indemnifying Parties”) shall, severally (in proportion to their respective Pro Rata Shares) and not jointly, indemnify and hold harmless SolarWinds, the Surviving Corporation and their Affiliates, and their stockholders, directors, officers, employees and agents (the “Indemnified Parties”) against, and reimburse them for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable out-of-pocket legal fees and expenses, and the reasonable out-of-pocket costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and, subject to Section 7.5, any amounts paid in settlement thereof) imposed on or reasonably incurred by the Indemnified Parties (collectively, the “Damages”) as a result of (i) the breach of any covenant of N-able, to the extent to be performed pre-Closing under this Agreement, or breach of any representations or warranties on the part of N-able under this Agreement, (ii) fraud and willful misrepresentation by N-able, (iii) willful breach by N-able, (iv) Taxes, as provided in paragraph (b) of this Section 7.2 to the extent such Taxes have not been deducted in the calculation of the Purchase Price (it being the intent of the Parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the N-able Equity Holders to pay twice for the same Tax or other liability), (v) any claim by any former or other equity interest owner of N-able for any transaction prior to the Effective Time involving N-able Capital Stock or other equity interests of N-able, (vi) any expenses or payments of N-able incurred in connection with the Contemplated Transactions prior to Closing but not included in the Estimated Closing Balance Sheet or the Closing Balance Sheet and (vii) any Working Capital Shortfall Amount as finally determined in accordance with Section 3.2.
(b)    The obligations of the N-able Equity Holders under paragraph (a) of this Section 7.2 shall extend to (A) all Taxes of N-able with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes of N-able with respect to Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 7.7(e), but excluding any Taxes resulting from any action taken by SolarWinds or its Affiliates outside the ordinary course of business on the Closing Date or after the Closing with respect to N-able (the “Pre-Closing Taxes”). Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article IV with respect to such Tax or any disclosures that may have been made with respect to Article IV or otherwise. The indemnification obligations under this paragraph (b) shall apply even if the additional Tax liability results from the filing of a Tax Return or amended Tax Return with respect to a pre-Closing Date transaction or period (or portion of a period) by SolarWinds provided that the filing of any such amended Tax Return is done in accordance with the provisions of this Section 7.2(b). SolarWinds shall not cause or permit N-able to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (i) the Equity Holder Representatives provide their prior written consent to the filing of such amended Tax Return, which consent shall not be unreasonably withheld, conditioned, or delayed, or (ii) SolarWinds obtains a legal opinion from counsel reasonably acceptable to the Equity Holder Representatives that such amendment is legally required to be filed by a Governmental Entity pursuant to the resolution of any Tax audit or administrative or court proceeding relating to Taxes (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Equity Holder Representatives). In the event of any conflict between the provisions of this Section 7.2(b) and any other provision of this Agreement, the provisions of this Section shall control.
(c)    Any payments made to any Party pursuant to this Article VII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by SolarWinds and the N-able Equity Holders and their respective Affiliates on their Tax returns unless otherwise required by a Governmental Entity.
7.3    Limitations on Indemnification Obligations. The rights of an Indemnified Party to indemnification pursuant to the provisions of Section 7.2 are subject to the following limitations:
(a)    An Indemnified Party shall not be entitled to recover Damages under Section 7.2 until the cumulative amount of Damages claimed by the Indemnified Parties exceeds $650,000, in which case, such Indemnified Party shall be entitled to indemnification for all Damages in excess of (but not including) such amount. Notwithstanding the foregoing, the limitations contained in this Section 7.3(a) shall not apply to Excluded Damages, as defined below.
(b)    Except for injunctive relief and similar equitable remedies and except for Damages relating to or arising out of (i) fraud, willful misrepresentation or willful breach by N-able, (ii) any breach of the Surviving Claims, (iii) any payment due SolarWinds under Section 3.2(d) or Section 6.6, or (iv) claims set forth in Section 7.2(a)(iv), (v), or (vi) above (collectively, the “Excluded Damages”), recourse to the Escrow Fund in accordance with the provisions hereof shall be the Indemnified Parties’ sole and exclusive remedy available for any Damages under Section 7.2 above, subject to the below provisions of this Section 7.3; provided, however, that with respect to Excluded Damages, the Indemnified Parties shall first be required to satisfy such Excluded Damages from the Escrow Fund and, if the Escrow Fund is insufficient to satisfy such Excluded Damages or has been released in accordance with Section 7.4, then the Indemnified Parties shall be entitled to seek recourse from other sources.
(c)    The Indemnifying Parties shall not be liable for any Damages to the extent that such Damages have been reserved for on the Closing Balance Sheet and taken into account in calculating the Closing Working Capital Amount or have been otherwise recovered by any Indemnified Party or satisfied by any other Person including, without limitation, as a result of any Indemnified Party receiving or being reasonably able to receive compensation for such Damages pursuant to any policy of insurance maintained by any Indemnified Party.
(d)    Notwithstanding anything to the contrary contained herein, in no event shall: (i) any Indemnifying Party’s aggregate liability with respect to Damages, other than Excluded Damages, arising out of or relating to this Agreement exceed such N-able Equity Holder’s Pro Rata Share of the Escrow Cash; (ii) any Indemnifying Party’s liability with respect to Damages in respect of any indemnification claim hereunder exceed (A) the amount of such Damages indemnified by all Indemnifying Parties in respect of any such indemnification claim multiplied by (B) such Indemnifying Party’s Pro Rata Share; (iii) any Indemnifying Party’s aggregate liability with respect to Damages arising out of or relating to this Agreement exceed such Indemnifying Party’s net proceeds received in connection with the Merger; or (iv) the Indemnifying Parties’ collective aggregate liability with respect to Damages arising out of or relating to this Agreement exceed the Purchase Price.
(e)    Notwithstanding anything to the contrary contained herein, N-able shall not have any Liability under any provision of this Agreement for (i) any Damages consisting of any diminution in value, (ii) any punitive, incidental, consequential, special or indirect Damages or (iii) any Damages consisting of multiples of EBITDA, discounted cash flow or other multiples used to determine the Purchase Price hereunder, except, with respect to clauses (i), (ii) and (iii), to the extent such Damages are payable to a third party pursuant to a Third Party Claim; provided, however, that N-able will be liable for any Damages consisting of lost revenue, profits or earnings, or increased expenses.

7.4    Escrow.
(a)    At the Closing, pursuant to Section 3.5(b), SolarWinds will deposit the Escrow Cash, without any act of the N-able Equity Holders, with the Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Cash may be invested as jointly directed in writing by SolarWinds and the Equity Holder Representatives from time to time. In the absence of joint written instructions, the Escrow Cash shall be invested by the Escrow Agent in a U.S. Bank, National Association, money market deposit account, as more fully described on Exhibit M hereto. Any interest, earnings and income that accrue upon the Escrow Cash during the period of time during which the Escrow Cash is held in the Escrow Fund shall be deemed to be part of the Escrow Fund.
(b)    Subject to the following requirements, the Escrow Fund shall remain in existence through and until that date that is eighteen (18) months following the Closing Date (the “Escrow Period”). Upon the expiration of the Escrow Period, and within ten (10) Business Days thereafter, any and all of the remaining Escrow Cash shall be released from the Escrow Fund to the Paying Agent for distribution to the N-able Equity Holders after accounting for (i) all amounts theretofore validly distributed out of the Escrow Fund to the Indemnified Parties pursuant to this Article VII and (ii) the retention of an amount of Escrow Cash equal to such portion of the remaining Escrow Fund which, subject to the objection of the Equity Holder Representatives and the subsequent arbitration of the matter in a manner consistent with this Article VII, is necessary to satisfy any unsatisfied claims specified in any Damages Certificate (as defined in Section 7.5(a) below) delivered to the Equity Holder Representatives prior to the end of the Escrow Period in accordance with the terms set forth in this Article VII, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved in accordance with the terms hereof. Within two (2) Business Days of the resolution of any such claims (such resolution to be evidenced by the written agreement of SolarWinds and the Equity Holder Representatives or

the written decision of the arbitrators as described below), the Escrow Agent shall deliver to the Paying Agent for distribution to the N-able Equity Holders in immediately available funds, the remaining portion of the Escrow Fund not required to satisfy any remaining claims with such amount to be paid to the N-able Equity Holders pro rata in accordance with each N-able Equity Holder’s proportionate interest as set forth on the Spreadsheet.
7.5    Notices; Payment of Damages.
(a)    In the event that any Indemnified Party has determined that it has incurred or sustained Damages or that it reasonably anticipates that it will incur or sustain Damages, the Indemnified Party shall, within ten (10) Business Days of making any such determination, deliver to the Equity Holder Representatives a certificate signed by any officer of the Indemnified Party (a “Damages Certificate”) (i) stating that the Indemnified Party has incurred or sustained Damages or reasonably anticipates that it could incur or sustain Damages and (ii) specifying in reasonable detail the individual items of Damages included and the basis for such anticipated liability.
(b)    The Equity Holder Representatives shall have thirty (30) calendar days following their receipt of a Damages Certificate to object to any claim or claims made in a Damages Certificate. In the event that the Equity Holder Representatives have not objected within such thirty (30) calendar day period to a Damages Certificate, then the Escrow Agent shall remit to the Indemnified Party an amount of Escrow Cash that is equal to the amount set forth in such Damages Certificate and the Escrow Fund shall be reduced by such amount. In the event that the Equity Holder Representatives so object within such thirty (30) calendar day period, such objection must be in the form of a certificate signed by the Equity Holder Representatives and delivered to the Indemnified Party (an “Objection Certificate”), which certificate shall set forth the item(s) of Damages in the Damages Certificate to which the Equity Holder Representatives are objecting and a reasonable basis for each such objection.
(c)    For a period of fifteen (15) calendar days after the delivery of an Objection Certificate, the Indemnified Party and the Equity Holder Representatives shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims as are objected to therein. If such an agreement is reached as to all or any portion of the Damages that are subject to the Objection Certificate, then a memorandum setting forth such agreement shall be prepared and signed by both Parties and, where an Indemnified Party is entitled to be compensated from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum. If no such agreement can be reached after good faith negotiation, either the Equity Holder Representatives or the Indemnified Party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Equity Holder Representatives and the Indemnified Parties. In the event that within forty-five (45) calendar days after submission of any dispute to arbitrators the Equity Holder Representatives and the Indemnified Parties cannot mutually agree on one arbitrator, the Equity Holder Representatives and the Indemnified Parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable legal fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim objected to in such Objection Certificate shall be binding and conclusive upon the Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).
(d)    Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association. The payment of all fees and expenses of the Parties to any such arbitration, as well as the fees of the arbitrator(s) and the administrative fee of the American Arbitration Association, shall be payable in accordance with Section 9.10 below.
(e)    For federal and state income tax purposes, SolarWinds, the N-able Equity Holders and the Escrow Agent agree to treat the Escrow Fund in the following manner: (i) SolarWinds shall be treated as the owner of the Escrow Fund and thus shall take into account in filing its income tax returns all items of income, gain, loss and deduction with respect to the Escrow Fund, and (ii) the Escrow Agent shall report the income on the Escrow Fund on Internal Revenue Service Form 1099 showing the Escrow Agent as payor and SolarWinds as payee. SolarWinds shall be entitled to receive from the Escrow Fund, no more often than quarterly, a tax distribution in an amount equal to 40% of the excess of (i) the taxable income attributable to the Escrow Fund earned during such quarter or relevant period, over (ii) the amount of income that would have been earned during such period if the Escrow Fund generated earnings at the short-term applicable federal rate released by the Internal Revenue Service and in effect on the Closing Date, compounded semiannually. This tax distribution is intended to provide for the payment of income taxes on the income that is allocable to SolarWinds pursuant to Section 7.5(e) above, offset by expected imputed interest deductions. Any amount distributed from the Escrow Fund to the N-able Equity Holders shall be treated as a payment pursuant to SolarWinds’ obligation to the N-able Equity Holders arising from the N-able Equity Holders’ sale of the Business to which the installment sale provisions of Section 453 of the Code and the unstated interest provisions of Section 483 or 1274 of the Code apply. Each of SolarWinds and the N-able Equity Holders shall provide the Escrow Agent with a completed IRS Form W-9 indicating its taxpayer identification number. Neither SolarWinds nor the N-able Equity Holders shall take any position for federal or state income Tax purposes that is inconsistent with the provisions of this Section 7.5(e).

7.6    Tax Adjustments. In determining the amount of any Damages under this Article VII, such Damages shall be increased (or decreased) to take into account any Tax Cost (or Tax Benefit) incurred or enjoyed by the Indemnified Party as a result of the matter giving rise to such Damages and the receipt of an indemnity payment hereunder. For purposes of such adjustments, any Tax Cost shall include any further cost resulting from such increased payment, and any Tax Benefit shall result in a decrease to the amount of the Damages at such time as the Tax Benefit is actually realized by the Indemnified Party; provided, however, that if any such Tax Benefit is later reduced or eliminated by any Governmental Entity, the Indemnifying Party shall indemnify the Indemnified Party for the amount of such Tax Benefit to the extent such Tax Benefit had reduced any Damages for which the Indemnifying Party was liable.
7.7    Third Party Claims.
(a)    In the event an Indemnified Party becomes aware of a third party claim that the Indemnified Party reasonably believes may result in a demand for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall notify the Equity Holder Representatives of such claim as soon as reasonably practicable and, in any event, within ten (10) calendar days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim, and the Equity Holder Representatives shall be entitled (but not required), at the expense of the N-able Equity Holders, to participate in, but not to determine or conduct, the defense of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Equity Holder Representatives shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the N-able Equity Holders are thereby prejudiced.
(b)    The Equity Holder Representatives will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Equity Holder Representatives notify the Indemnified Party in writing within thirty (30) Business Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Equity Holder Representatives provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Parties, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Equity Holder Representatives conduct the defense of the Third Party Claim in a commercially reasonable manner. The Equity Holder Representatives will not consent to the entry of a judgment or enter into any settlement agreement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such judgment or settlement includes a full release of the Indemnified Party in respect of all indemnifiable Damages resulting therefrom, related thereto or arising therefrom.

(c)    In the event any of the conditions in Section 7.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Equity Holder Representatives in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly for the costs of defending against the Third Party Claim (including reasonable legal fees and expenses) upon the resolution of any such Third Party Claim, and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.
(d)    Notwithstanding anything to the contrary contained in this Section 7.7, SolarWinds shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest; provided, however, that in the event such audit or proceeding relates to Taxes for which the N-able Equity Holders are responsible under Section 7.2, (i) SolarWinds, N-able and the Equity Holder Representatives shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) the Equity Holder Representatives shall have the right (but not the obligation) to participate in such audit or proceeding at the N-able Equity Holders’ expense, (iii) SolarWinds shall not enter into any agreement with the relevant Governmental Entity pertaining to such Taxes without the written consent of the Equity Holder Representatives, which consent shall not unreasonably be withheld, and (iv) SolarWinds may, without the written consent of the Equity Holder Representatives, enter into such an agreement provided that SolarWinds shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes. The Parties will keep each other reasonably informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder including, without limitation, any settlement negotiations.
(e)    Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 6.6 shall be the property of the N-able Equity Holders, but only to the extent that such refunds are not attributable to (i) net operating loss or other carrybacks from periods ending after the Closing Date (to the extent that SolarWinds could not waive carryback pursuant to the next sentence, (ii) refund claims that are initiated by SolarWinds (provided that SolarWinds gives the Equity Holder Representatives prior notice of such possible claim and the Equity Holder Representatives decline to pursue such refund at its own expense) or (iii) refunds reflected in the calculation of the Purchase Price; provided, however, that SolarWinds shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period. SolarWinds shall cause N-able, except to the extent not permitted by Law, to elect to forego carrybacks of any net operating losses, tax credits or other tax attributes of a Post-Closing Tax Period to a Pre-Closing Tax Period. SolarWinds shall pay any refunds that are the property of the N-able Equity Holders to the Paying Agent for distribution to the N-able Equity Holders, in immediately available funds and in accordance with each N-able Equity Holder’s Pro Rata Share within five (5) Business Days of its receiving such refund (or realizing a Tax Benefit attributable thereto) from the appropriate Governmental Authority.

(f)    The Indemnified Party shall reasonably cooperate with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 7.7 including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.
(g)    Notwithstanding anything to the contrary contained in this Section 7.7, SolarWinds shall have the sole right to control and make all decisions regarding any Third Party Claim involving a material past, current or future N-able customer or vendor; provided, however, that in the event the N-able Equity Holders are responsible and have agreed to indemnify SolarWinds for such Third Party Claim, (i) SolarWinds, N-able, and the N-able Equity Holders shall cooperate in the defense, compromise or settlement thereof, (ii) the N-able Equity Holders shall have the right (but not the obligation) to participate in the defense, compromise or settlement thereof at the N-able Equity Holders’ expense, and (iii) any compromise or settlement by SolarWinds shall be approved by the Equity Holder Representatives, which approval shall not be unreasonably withheld, conditioned or delayed.
7.8    Exclusive Remedy. Absent fraud, willful misrepresentation and willful breach, the indemnification provisions contained in this Article VII are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnified Party may incur arising from or relating to this Agreement, the Merger or the Contemplated Transactions (it being understood that nothing in this Section 7.8 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies with respect to the covenants in this Agreement to be performed at or after the Closing).
7.9    Exercise of Remedies by Indemnified Parties Other Than SolarWinds. No Indemnified Party (other than SolarWinds or any successors thereto or assignees thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless SolarWinds (or any successors thereto or assignees thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
7.10    Escrow Agent’s Duties.
(a)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of SolarWinds and the Equity Holder Representatives (the “Duties”). Such Duties shall include the following: (i) safeguarding and treating the Escrow Fund in accordance with the provisions of this Agreement and not as the property of SolarWinds, and holding the Escrow Fund in a separate account, apart from any other funds or accounts of the Escrow Agent or any other Person and (ii) holding and disposing of the Escrow Fund only in accordance with the provisions of this Agreement. The Duties of the Escrow Agent with respect to the Escrow Fund may be altered, amended, modified or revoked only by a writing signed by SolarWinds, the Escrow Agent and the Equity Holder Representatives.
(b)    The Escrow Agent is hereby expressly authorized to disregard any and all notices given by any of the Parties hereto or by any other Person inconsistent with this Agreement,

excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(c)    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
(d)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
(e)    The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) calendar days’ prior written notice to each of SolarWinds and the Equity Holder Representatives, such resignation to be effective thirty (30) calendar days following the date such notice is given. In addition, SolarWinds and the Equity Holder Representatives may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be jointly appointed by SolarWinds and the Equity Holder Representatives in writing. Any such successor escrow agent shall deliver to SolarWinds and the Equity Holder Representatives a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.
(f)    In performing any duties hereunder, the Escrow Agent shall not be liable to any Party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement.
(g)    If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall await the arbitrators’ decision as specified in Section 7.5(c) and act to make or withhold payments out of the Escrow Fund in accordance with such decision.
(h)    In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Fund, unless the Escrow Agent receives written instructions, signed by SolarWinds and the Equity Holder Representatives, that eliminates such ambiguity or uncertainty.
(i)    SolarWinds, the Equity Holder Representatives (on behalf of the N-able Equity Holders and not individually) and their respective successors and assigns, jointly and severally, shall indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement.
(j)    All fees of the Escrow Agent for performance of its duties hereunder shall be paid one-half (1/2) by SolarWinds and one-half (1/2) by the N-able Equity Holders in accordance with the standard fee schedule of the Escrow Agent as set forth on Exhibit N hereto. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if a controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
(k)    Any extraordinary fees and expenses, including, without limitation, any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Cash or the validity of a Damages Certificate or Objection Certificate shall, unless otherwise ordered by the applicable arbitrator, be paid one-half (1/2) by the N-able Equity Holders and one-half (1/2) by SolarWinds within ten (10) calendar days of receipt of a written invoice from the Escrow Agent accompanied by evidence of a written invoice for such fees and expenses received by the Escrow Agent.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of SolarWinds and the Equity Holder Representatives as duly authorized by the Boards of Directors of SolarWinds and N-able US;

(b)    by N-able US or SolarWinds, at any time after June 10, 2013 if the Closing shall have not occurred by such date (the “Termination Date”);
(c)    by N-able US or SolarWinds, if any court of competent jurisdiction or any Governmental Entity shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and such order is or shall have become final and non-appealable;
(d)    by SolarWinds, if there has been a material breach by N-able of any representation, warranty or covenant contained in this Agreement which (i) would result in a failure of a condition set forth in Section 3.4(b) or 3.4(c) and (ii) cannot be cured prior to June 10, 2013;
(e)    by N-able, if there has been a material breach by SolarWinds or the Merger Sub of any representation, warranty or covenant contained in this Agreement which (i) would result in a failure of a condition set forth in Section 3.4(a) or 3.4(c) and (ii) cannot be cured prior to June 10, 2013; or
(f)    by SolarWinds, at any time after May 31, 2013, if the holders of at least 90% of the outstanding Shares have not voted to adopt and approve this Agreement, the Merger and the Contemplated Transactions and have not irrevocably waived their rights to be Dissenting Stockholders.
provided, however, that no Party shall be entitled to terminate this Agreement if the breach by such Party of any provision of this Agreement has been a material cause of or resulted in the failure of the Contemplated Transactions to be consummated by such date.
8.2    Procedure for Termination. In the event of termination and abandonment of the Merger by N-able or SolarWinds pursuant to this Article VIII, written notice thereof shall forthwith be given to the other Party.
8.3    Effect of Termination. In the event of termination of this Agreement in accordance with the provisions of this Article VIII, this Agreement shall forthwith become void and no Party to this Agreement shall have any liability or further obligation arising under this Agreement to any other Party hereto, except as provided in Sections 9.14 and 9.15 hereof, which provisions shall survive such termination; provided, however, that nothing in this Section 8.3 shall prejudice any rights, claims or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination arising from any Party’s willful breach of this Agreement.
ARTICLE IX

GENERAL PROVISIONS
9.1    Notices. All notices, requests and other communications required or permitted hereunder, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given if delivered personally, sent by electronic mail, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties hereto in writing in accordance herewith. Any such notice, request or communication shall be deemed to have been delivered and receive (w) in the case of personal delivery, on the date of such delivery, (x) in the case of electronic mail, on the date sent if either (i) confirmation of receipt is received (or no “bounce back” is received) or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested), (y) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (z) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:
(a)    if to SolarWinds or the Merger Sub, to:
SolarWinds Worldwide, LLC
3711 S. MoPac Expressway, Building Two
Austin, Texas 78746
United States of America
Attention: Chief Financial Officer and General Counsel
Facsimile No.: (512) 682-9301
Telephone No.: (866) 530-8100
Email: bryan.sims@solarwinds.com

with a copy (which will not constitute notice) to:

Squire Sanders (US) LLP
8000 Towers Crescent Drive
14th Floor
Vienna, Virginia 22182
United States of America
Attention: John E. Thomas
Facsimile No.: (703) 720-7801
Telephone No.: (703) 720-7835
Email: john.thomas@squiresanders.com

(b)    if to N-able US, to:
N-able Technologies International, Inc.
450 March Road, 4th Floor
Ottawa, Ontario K2K 3K2
Canada
Attention: Gavin Garbutt, Chief Executive Officer
Telephone No.: (613) 592-6676 ext. 357
            Email: ggarbutt@n-able.com

with a copy (which will not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention: Scott Joachim
Facsimile: (650) 938-5200
Telephone No.: (650) 335-7884
Email: sjoachim@fenwick.com

and

Fasken Martineau DuMoulin LLP
Suite 1300
55 Metcalfe Street
Ottawa, Ontario K1P 6L5
Canada
Attention: Virginia K. Schweitzer
Facsimile: (613) 230-6423
Telephone No.: (613) 696-6889
Email: vschweitzer@fasken.com

(c)    if to the N-able Equity Holders, to the Equity Holder Representatives:
N-able Technologies International, Inc.
450 March Road, 4th Floor
Ottawa, Ontario K2K 3K2
Canada
Attention: Gavin Garbutt, Chief Executive Officer
Telephone No.: (613) 592-6676 ext. 357
            Email: ggarbutt@n-able.com

Accel-KKR
2500 Sand Hill Road
Suite 300
Menlo Park, CA 94025
Attention: David Cusimano
Telephone No.: (650) 289-2460
Email: david@accel-kkr.com

(d)    if to the Escrow Agent, to:

Alan Maravilla
Vice President
U.S. Bank National Association
Corporate Trust Services
One California Street
Suite 1000
San Francisco, California 94111
United States of America
Facsimile No.: (415) 677-3768
Telephone No.: (415) 677-3598
Email: alan.maravilla@usbank.com

9.2    Interpretation. When a reference is made in this Agreement to Exhibits, Schedules or Sections, such reference shall be to an Exhibit, Schedule or Section to or of this Agreement unless otherwise indicated. Any reference to any Law will be deemed also to refer to such Law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” or “but not limited to” or words of similar import. Pronouns in the masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities taken as a whole means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. As used herein, “dollars” or “$” refer to US Dollars. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.3    Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the other Transaction Documents, (a) constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and representations, both written and oral, among the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any other Person any rights or remedies hereunder, except as provided herein and therein and except that (i) the N-able Equity Holders shall have all rights hereunder with respect to payment of the Purchase Price and (ii) the directors and officers of N-able shall have the rights set forth in Section 6.8.
9.4    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.5    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
9.6    Governing Law; Jurisdiction. This Agreement and all claims and causes of action arising hereunder or relating hereto shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction of any federal or state court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.
9.7    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
9.8    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that SolarWinds may assign this Agreement to any Affiliate of SolarWinds without the prior written consent of any other Party; provided, however, that SolarWinds shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
9.9    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
9.10    Fees. Except as otherwise set forth in this Agreement, in the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing

Party’s or Parties’ reasonable legal, accounting and other fees and costs (in addition to all other amounts and relief to which such Party or Parties may be entitled) incurred in such suit or proceeding shall be paid by the non-prevailing Party or Parties.
9.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which shall be considered one and the same agreement. The Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
9.12    Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more Parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party to this Agreement, all Parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.
9.13    Amendments and Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SolarWinds and the Equity Holder Representatives. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
9.14    Transaction Expenses. N-able, SolarWinds and the N-able Equity Holders will bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Transaction Documents and the Contemplated Transactions; provided, however, that the obligation to pay Taxes shall be allocated pursuant to Section 6.6 and the obligation to pay expenses in connection with the Escrow Fund shall be allocated pursuant to Section 7.7.
9.15    Public Announcements. SolarWinds, N-able and each of their Affiliates will, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process; provided, however that nothing herein or in any of the other Transaction Documents shall restrict or limit the right of any non-employee N-able Equity Holder and (as applicable) its affiliated investment funds to disclose any information regarding the Contemplated Transactions (including, without limitation, the terms of this Agreement) to (a) such N-able Equity Holder’s limited partners and/or (b) any Governmental Entity pursuant to its reporting obligations from time to time.
9.16    USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law, including without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SOLARWINDS WORLDWIDE, LLC

By:    /s/ Michael J. Berry
Name: Michael J. Berry
Title: Executive Vice President and Chief
Financial Officer

NORTH ACQUISITION CORP.

By:    /s/ Bryan A. Sims
Name: Bryan A. Sims
Title: Secretary

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

N-ABLE TECHNOLOGIES INTERNATIONAL, INC.

By: /s/ Gavin Garbutt
Name: Gavin Garbutt
Title:    Chief Executive Officer

EQUITY HOLDER REPRESENTATIVES
By:     /s/ Gavin Garbutt
Name: Gavin Garbutt

By:     /s/ David Cusimano
Name: David Cusimano

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
ESCROW AGENT:
U.S. BANK, NATIONAL ASSOCIATION

By: /s/ Alan T. Maravilla
Name: Alan T. Maravilla
Title: Vice President